                                                           Exhibit 4.4(c)
                                                           (1997 10-K)







                         SECOND AMENDED AND RESTATED

                        RECEIVABLES PURCHASE AGREEMENT

                        Dated as of February 28, 1997

                                    Among

                       APPLIED POWER CREDIT CORPORATION

                                  as Seller
                                  ---------

                              APPLIED POWER INC.

                                 As Servicer
                                 -----------

                                     and

              PNC BANK, NATIONAL ASSOCIATION AND OTHER FINANCIAL
                INSTITUTIONS FROM TIME TO TIME PARTIES HERETO

                                as Purchasers
                                -------------

                                     and

                        PNC BANK, NATIONAL ASSOCIATION

                                   as Agent
                                   --------

                              TABLE OF CONTENTS

Section                                                              Page
-------                                                              ----
                                  ARTICLE I
                                THE COMMITMENT

1.01.     Commitment...............................................   2
1.02.     Commitment Termination Date..............................   2
1.03.     Purchase and Reinvestment Limits.........................   3
1.04.     Making Purchases from Sellers............................   3
1.05.     Voluntary Termination of Commitment or Reduction
          of Purchase Limit........................................   4
1.06.     Investment Multiples; Number of Undivided
          Interests................................................   4
1.07.     Limitation of Ownership Interest.........................   4
1.08.     Assignment...............................................   4

                                  ARTICLE II
                   UNDIVIDED INTEREST AND PURCHASERS' SHARE

2.01.     Undivided Interest.......................................   5
2.02.     Frequency of Computation of Undivided Interest...........   6
2.03.     Purchasers' Investment...................................   6
2.04.     Loss Reserve.............................................   6
2.05.     Earned Discount..........................................   7
2.06.     Servicer's Fee...........................................   8
2.07.     Certain Definitions......................................   8
2.08.     Purchasers' Share........................................   9

                                 ARTICLE III
                                 SETTLEMENTS

3.01.     Non-Liquidation Settlement Procedures for
          Collections..............................................  10
3.02.     Liquidation Settlement Procedures for
          Collections..............................................  11
3.03.     General Settlement Procedures; Reduction of
          Purchaser's Investment...................................  12
3.04.     Credit Recourse..........................................  13
3.05.     Reporting................................................  14
3.06.     Payments and Computations, Etc...........................  14

3.07.     Dividing or Combining Undivided Interests................  15
3.08.     Treatment of Collections and Deemed Collections..........  16
3.09.     Repurchases for Administrative Convenience...............  16

                                  ARTICLE IV
                          FEES AND YIELD PROTECTION

4.01.     Fees.....................................................  17
4.02.     Yield Protection.........................................  17

                                  ARTICLE V
                             CONDITIONS PRECEDENT

5.01.     Conditions Precedent to Effectiveness....................  19
5.02.     Conditions Precedent to All Purchases and
          Reinvestments............................................  20

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

6.01.       Representations and Warranties of Seller...............  21
6.02.       Representations and Warranties of API..................  25

                                 ARTICLE VII
                              GENERAL COVENANTS

7.01.       Affirmative Covenants of Seller........................  27
7.02.       Affirmative Covenants of API...........................  29
7.03.       Reporting Requirements.................................  30
7.04.       Negative Covenants of Seller...........................  32
7.05.       Negative Covenants of API..............................  33
7.06.       Separate Existence.....................................  36

                                 ARTICLE VIII
                        ADMINISTRATION AND COLLECTION

8.01.       Designation of Servicer................................  38
8.02.       Duties of Servicer.....................................  39
8.03.       Rights of the Agent....................................  40
8.04.       Responsibilities of Seller.............................  41
8.05.       Further Action Evidencing Purchases....................  41
8.06.       Application of Collections.............................  42

                                  ARTICLE IX
                              TERMINATION EVENTS

9.01.       Termination Events.....................................  42
9.02.       Remedies...............................................  44

                                  ARTICLE X
                                  THE AGENT

10.01.       Authorization and Action..............................  45
10.02.       Agent's Reliance, Etc.................................  45
10.03.       Agent and Affiliates..................................  46
10.04.       Indemnity.............................................  46
10.05.       Successor.............................................  47
10.06.       Credit Decisions......................................  47
10.07.       Notices, etc. to Agent................................  48

                                  ARTICLE XI
                      ASSIGNMENT OF UNDIVIDED INTERESTS

11.01.       Assignments...........................................  48
11.02.       Documentation.........................................  48
11.03.       Rights of Assignee....................................  48
11.04.       Assignment by Seller or API...........................  48

                                 ARTICLE XII
                               INDEMNIFICATION

12.01.       Indemnities by Seller.................................  49
12.02.       Indemnities by Servicer...............................  50
12.03.       General Provisions....................................  51

                                 ARTICLE XIII
                                MISCELLANEOUS

13.01.       Amendments, Etc.......................................  52
13.02.       Notices, Etc..........................................  52
13.03.       No Waiver; Remedies...................................  52
13.04.       Binding Effect; Assignability.........................  53
13.05.       Governing Law.........................................  53
13.06.       Costs, Expenses and Taxes.............................  53
13.07.       Captions and Cross References.........................  54

13.08.       Execution in Counterparts.............................  54
13.09.       Pledge of Demand Note.................................  54

                            DEFINITIONAL APPENDIX
                            ---------------------


                SCHEDULE I   -  DEFINITIONS
                SCHEDULE IA  -  FOREIGN OBLIGORS
                SCHEDULE IB  -  DUE DATES
                SCHEDULE IC  -  SPECIAL CONCENTRATION LIMITS
                SCHEDULE ID  -  PRICING GRID


                               LIST OF EXHIBITS
                               ----------------


EXHIBIT IA          Assignment

EXHIBIT IC          Forms of Contracts

EXHIBIT ID          Description of Credit and Collection Policy

EXHIBIT IE          Form of Lock-Box Agreement

EXHIBIT IF          Form of Periodic Report

EXHIBIT 5.01(h)     Form of Opinion of Counsel for Seller and the Originators

EXHIBIT 6.01(n)     List of Offices of Sellers where Records Are Kept

EXHIBIT 6.01(o)     List of Lock-Box Banks

                         SECOND AMENDED AND RESTATED
                        RECEIVABLES PURCHASE AGREEMENT
                        ------------------------------

                        Dated as of February 28, 1997


        THIS IS A SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, among APPLIED POWER CREDIT CORPORATION, a Nevada corporation, having its principal office at 13000 W. Silver Spring Drive, Butler, Wisconsin 53007, APPLIED POWER INC., a Wisconsin corporation having its principal office at 13000 W. Silver Spring Drive, Butler, Wisconsin 53007 ("API"), as initial Servicer, PNC BANK, NATIONAL ASSOCIATION, a national banking association having its principal office at 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707 (together with the other financial institutions that are or may hereafter become parties hereto from time to time as purchasers, "Purchasers"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association having its principal office at 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707 ("PNC Bank"), as agent for the Purchasers (in such capacity, the "Agent"). Unless otherwise indicated, certain terms that are capitalized and used throughout this Agreement are defined in Schedule I.


                                  Background
                                  ----------


I     API, certain subsidiaries of API, the Purchasers and PNC Bank, as Agent, entered into the Amended and Restated Receivables Purchase Agreement, dated as of August 30, 1995, as amended by the First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of August 30, 1996 (the "Original Purchase Agreement"). The parties hereto wish to amend and restate the Original Purchase Agreement in its entirety as set forth herein.

        1. Seller has, and expects to have, Pool Receivables in which it intends to sell interests referred to herein as Undivided

Interests. Such Pool Receivables shall have been generated in the ordinary course of an Originator's business, and sold to Seller pursuant to the Purchase and Sale Agreement. Seller has requested the Agent, on behalf of Purchasers, and the Agent and Purchasers have agreed, subject to the terms and conditions contained in this Agreement, to purchase such Undivided Interests from Seller from time to time during the term of this Agreement.

        2. Seller and Purchasers also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of such Undivided Interests be reinvested in Pool Receivables through the sale by Seller to the Agent, on behalf of Purchasers, of additional Undivided Interests in the Pool Receivables, such daily reinvestment of Collections to be effected by an automatic daily adjustment to such Undivided Interests, and to be intended to permit each Purchaser to maintain its Total Investment fully invested in uncollected Pool Receivables.

        3. PNC Bank has been requested, and is willing, to act as the Agent.

        4.     API has been required, and is willing, to act as the initial
Servicer.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby amend and restate the Original Purchase Agreement in its entirety and agree as follows:


                                  ARTICLE II

                                THE COMMITMENT

        SECTION II.01. Commitment. On the terms and subject to the conditions set forth in this Agreement (including Article V):

                (a) Purchases. The Agent, on behalf of Purchasers, shall purchase from Seller undivided, percentage interests in Pool Receivables by making Purchases of Undivided Interests from time to time during the period from the date hereof to the Commitment Termination Date.

                (b) Reinvestments. Pursuant to Section 3.01, the Agent, on behalf of Purchasers, shall make Reinvestments by permitting Servicer to cause certain of the Collections in respect of the Undivided Interests to be applied to the purchase of additional undivided percentage interests in the Pool Receivables, thereby resulting in an appropriate readjustment of such Undivided Interests.

Each Purchaser's obligation to fund such Purchases and Reinvestments is herein called its "Commitment".

        SECTION II.02. Commitment Termination Date. The "Commitment Termination Date" shall be the earlier to occur of (i) August 30, 1999 (herein, as the same may be extended, called the "Scheduled Commitment Termination Date"), and (ii) the date of termination of the Commitment pursuant to Section 1.05 or Section 9.02.

        SECTION II.03. Purchase and Reinvestment Limits. Under no circumstances shall any Purchaser fund any Purchase or Reinvestment to the extent that, after giving effect to such Purchase or Reinvestment, as the case may be:

                (a) Purchase Limit. The Aggregate Purchasers' Investments under this Agreement would exceed an amount (the "Purchase Limit") equal to $50,000,000, as such amount may be reduced pursuant to
        Section 1.05; or

                (b) Participation Amounts Limit. The Aggregate Participation Amounts under this Agreement would exceed an amount (the "Participation Amounts Limit") equal to 100% of the Net Pool Balance; or

                (c) Percentage Limit. The Dollar Amount of any Purchaser's Total Investment would exceed its Percentage of the Purchase Limit; or

                (d) Foreign Currency Limit. That portion of the Aggregate Purchasers' Investments that is funded in Approved Currencies other than U.S. Dollars would exceed $5,000,000 (the "Foreign Currency Limit"); or

                (e) Foreign Receivables Limit. The aggregate Unpaid Balance of Receivables denominated in the Approved Currency in which such Purchase or Reinvestment was made is less than the sum of the Purchasers' Investments of each Undivided Interest funded in such Approved Currency (the "Foreign Receivables Limit").

        SECTION II.04. Making Purchases from Sellers. (a) Notice of Purchase. Each Purchase from Seller by the Agent, on behalf of Purchasers, shall be made on notice from Seller or Servicer to the Agent received by the Agent not later than 12:00 noon (Pittsburgh time) on the fourth Business Day next preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall specify the desired Dollar Amount thereof (which shall not be less than $1,000,000), the date (which shall be a Business Day), the currency in which such Purchase is to be made (which shall be an Approved Currency), the amount of such Purchase in such Approved Currency and the duration of the initial Yield Period for such Purchase. The Agent shall promptly thereafter notify each Purchaser of such proposed Purchase.

        (b) Funding of Purchase. On the date of each Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in
Article V, make available to the Agent not later than 1:00 p.m. (Pittsburgh time) at such account as the Agent may designate its Percentage of the amount of such Purchase in immediately available funds, in the Approved Currency designated in the notice delivered by Seller or Servicer pursuant to paragraph
(a) and after receipt by the Agent of such funds, the

Agent will make such funds immediately available to Seller at such office not later than 2:00 p.m. (Pittsburgh time).

        (c) Notice of Discount Rate; Foreign Currency Limit. The Agent shall, two Business Days prior to the date of each Purchase of an Undivided Interest and two Business Days prior to the first day of each successive Yield Period for such Undivided Interest, (i) calculate the Dollar Amount of the Purchasers' Investments in each Undivided Interest that is denominated in an Approved Currency other than U.S. Dollars and (ii) notify the Seller, the Servicer and each Purchaser of the Discount Rate for such Yield Period and whether the Seller has exceeded the Foreign Currency Limit.

        SECTION II.05. Voluntary Termination of Commitment or Reduction of Purchase Limit. Seller may, upon at least thirty days' notice to the Agent, terminate the Commitments in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that (i) each partial reduction shall be in an amount equal to $1,000,000 or an integral multiple thereof and (ii) after giving effect to such partial reduction, the remaining Purchase Limit will not be less than $10,000,000.

        SECTION II.06. Investment Multiples; Number of Undivided Interests. No Undivided Interest, whether created by purchase pursuant to
Section 1.04 or by reinvestment pursuant to Section 3.01 or by division pursuant to Section 3.07, shall have an initial Dollar Amount of the related Purchasers' Investments of less than $1,000,000 and each Undivided Interest when created, whether by purchase, division or combination, shall have a Dollar Amount of the related Purchasers' Investments equal as near as practicable to an integral multiple of $100,000. No Undivided Interest will have related Purchasers' Investments funded in more than one currency. The number of Undivided Interests hereunder at any one time, after giving effect to any Purchase, division or combination, shall not exceed ten (10).

        SECTION II.07. Limitation of Ownership Interest. Nothing in this Agreement shall be interpreted as providing any Purchaser with an ownership interest in any Receivables that are not Pool Receivables.

        SECTION II.08. Assignment. Seller hereby sells, transfers, assigns and sets over each Undivided Interest from time to time purchased hereunder to the Agent, for the benefit of the Purchasers. The parties hereto intend that this Agreement constitutes the absolute sale and assignment of the Undivided Interests to the Agent, for the benefit of the Purchasers.


                                 ARTICLE III
                   UNDIVIDED INTEREST AND PURCHASERS' SHARE

        SECTION III.01. Undivided Interest. For purposes of this Agreement, "Undivided Interest" means, at any time, an undivided percentage ownership interest at such time in (i) all then outstanding Pool Receivables,
(ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to, and other proceeds of, such Pool Receivables,
(iv) all lock-boxes and accounts to which such Collections are sent or deposited, all amounts on deposit therein, all certificates and instruments, if any, from time to time evidencing such accounts and amounts on deposit therein, (v) all of Seller's rights, interests and claims under the Purchase and Sale Agreement, (vi) all books and records (including computer tapes and disks) to the extent relating to the foregoing and (vii) all proceeds of the foregoing (collectively, the "Pool Assets"). Such undivided percentage interest for any time for such Undivided Interest shall be computed as:


        PA   =  PI + LR
        ----    -------
        NPB       NPB

where:

        PA  =     Participation Amount of such
                  Undivided Interest = PI + LR;

        PI  =     the Dollar Amount of the Purchasers' Investments as to such
                  Undivided Interest at the time of such computation, as determined per Section 2.03;

        LR  =     the Loss Reserve as to such Undivided Interest, if any, at the time of such computation, as determined per Section
                  2.04; and

        NPB  =    the Net Pool Balance at the time of such computation, as
                  determined per Section 2.07.

The "related" Undivided Interest with respect to any of the foregoing items shall mean the Undivided Interest as to which such item is calculated. The then sum of all Participation Amounts of all Undivided Interests shall constitute "Aggregate Participation Amounts". Each Purchaser shall be entitled to its Percentage of each Undivided Interest, and any reference to a Purchaser's Undivided Interest shall refer to such Percentage thereof.

        SECTION III.02. Frequency of Computation of Undivided Interest. Each Undivided Interest shall be initially computed as of the opening of business of Servicer on the date of Purchase of such Undivided Interest from Seller. Thereafter until such Undivided Interest shall be reduced to zero, such Undivided Interest shall be deemed to be automatically recomputed as of the close of business of Servicer on each day, and such Undivided Interest shall constitute the percentage ownership interest in Pool Receivables on such date held by the Agent, on behalf of the Purchasers, with respect to such Undivided Interest. Such Undivided Interest shall become zero at such time as the Purchasers shall have received the Earned Discount for such Undivided Interest in the Approved Currency of such Undivided Interest, shall have recovered the related Purchasers' Investments in the Approved Currency of such Undivided Interest and shall have received all other amounts payable to Purchasers pursuant to this

Agreement, and Servicer shall have received the accrued Servicer's Fee for such Undivided Interest. Such Undivided Interest shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.

        SECTION III.03. Purchasers' Investment. "Purchasers' Investments" as to any Undivided Interest means an amount equal to the original amount paid to Seller for such Undivided Interest at the time of its acquisition by the Agent, on behalf of the Purchasers, pursuant to Sections 1.01 and 1.04 and by Reinvestments pursuant to Section 3.01, reduced from time to time by Collections received and distributed on account of such Purchasers' Investments pursuant to Sections 3.01 and 3.02. Each Purchaser's "Outstanding Investment" as to any Undivided Interest means an amount equal to such Purchaser's Percentage of the Purchasers' Investments as to such Undivided Interest. Each Purchaser's "Total Investment" at any time means the sum of all of such Purchaser's Outstanding Investments for all Undivided Interests. The "related" Purchasers' Investments with regard to a Yield Period or Undivided Interest means the Purchasers' Investments calculated with regard to such Yield Period or Undivided Interest, as the case may be. The then sum of the Dollar Amount of all Purchasers' Investments for all Undivided Interests shall constitute "Aggregate Purchasers' Investments".

        SECTION III.04. Loss Reserve. The "Loss Reserve" for each Undivided Interest that is denominated in U.S. Dollars means, at any time (i) prior to the occurrence of a Termination Event, zero, and (ii) after the occurrence and during the continuance of a Termination Event, an amount determined as follows:

        LR  =  RP x  PI

        where:

        LR  =     the Loss Reserve of such Undivided Interest at the time of computation;

        PI  =     the Purchasers' Investments of such Undivided Interest on
                  such day, as determined pursuant to Section 2.03; and

        RP  =     the Recourse Percentage on such day.

If the Aggregate Participation Amounts exceed the Participation Amount Limit on the day on which a Termination Event occurs after giving effect to the inclusion of the Loss Reserve as set forth above, Seller, on a recourse basis, agrees to deposit into the Agent's Account an amount equal to such excess; such amounts shall be held by the Agent for the benefit of the Purchasers, and shall be applied to reduce Purchasers' Investments of Undivided Interests denominated in U.S. Dollars on the next occurring Settlement Date(s).

        SECTION III.05. Earned Discount. The "Earned Discount" for any Undivided Interest for each day in a related Yield Period means an amount determined as follows:

        ED = PI x DR x 1/360 (or 1/365 (366) in the case of any Undivided Interest denominated in British Pounds Sterling);

where:

        ED = Earned Discount of such Undivided Interest at the time of computation;

        PI = the Purchasers' Investments of such Undivided Interest on such day, as determined pursuant to Section 2.03; and

        DR = the Discount Rate for such Undivided Interest on such day during such Yield Period, as determined pursuant to Section 2.07.

Notwithstanding any other provision of this Agreement to the contrary, Earned Discount shall be a recourse obligation of the Seller. No provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law. Earned Discount for any Undivided Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason. Earned Discount shall be calculated and paid in the Approved Currency of the related Undivided Interest.

        SECTION III.06. Servicer's Fee. The "Servicer's Fee" for any Undivided Interest at any time means (i) an amount accrued for each day equal to 1.00% per annum times the Dollar Amount of the related Purchasers' Investments at the close of business on such day, times 1/360; or (ii) on Servicer's reasonable request from and after any time that API shall no longer be Servicer, an alternative amount charged by Servicer to perform its obligations under this Agreement. Notwithstanding any other provision to this Agreement to the contrary, Servicer's Fee shall be a recourse obligation of the Seller.

        SECTION III.07. Certain Definitions. For purposes hereof, the following terms shall have the meanings as indicated:

        "Bank Rate" for any Yield Period for the related Undivided Interest means an interest rate per annum equal to the Eurocurrency Rate (Reserve Adjusted) for such Yield Period; provided, however, that if it shall become unlawful for the Agent to obtain funds in the interbank market in the related currency in order to make, fund or maintain any Purchase hereunder, or if such funds shall not be reasonably available to the Agent, then the "Bank Rate" for any Yield Period for such Undivided Interest shall be equal to the Alternate Reference Rate for such Yield Period.

        "Discount Rate" for any Yield Period for any related Undivided Interest means:

                (a) in the case of an Undivided Interest other than one referred to in clause (b), the sum of (1) the Bank Rate for such Undivided Interest for such Yield Period plus (2) the then applicable Spread; and

                (b) in the case of an Undivided Interest funded at a time when a Termination Event or Unmatured Termination Event has occurred and is continuing, a rate per annum equal for each day during such Yield Period to the higher of (A) the Bank Rate for such Undivided Interest, plus 2% and (B) the Alternate Reference Rate in effect on such day plus 2% per annum.

        "Net Pool Balance" means at any time the Dollar Amount of the Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, as reduced by (i) the sum of the aggregate amount by which the Unpaid Balance of all Pool Receivables of each Obligor that are denominated in U.S. Dollars exceeds the Concentration Limit for such Obligor at such time and (ii) the outstanding amounts payable by WLI to Arredi Tecnici Villa S.p.A. at such time. For purposes hereof, "Concentration Limit" for any Obligor means at any time the greater of (x) the Special Concentration Limit for such Obligor and
(y) 2.5% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool that are denominated in U.S. Dollars at such time. "Special Concentration Limit" for (1) the United States government, or any agency thereof, means $2,000,000 and (2) for any other Obligor means the amount designated for such Obligor on Schedule IC or the amount designated as such by the Agent in a writing delivered to Seller; it being understood and agreed that the Agent, in setting any Special Concentration Limit for any Obligor, shall be entitled to consider, among other things, the credit exposure of each Purchaser to such Obligor arising in connection with this Agreement and other agreements to which such Purchaser is a party; provided that the Required Purchasers may change the Special Concentration Limit for any Obligor, at their sole discretion, at any time by written notice thereof to the Seller, the Agent and all of the Purchasers. In the case of any Obligor that is an

Affiliate of any other Obligor (an "Affiliated Obligor"), the Concentration Limit, the Special Concentration Limit and the Receivables related thereto shall be calculated as if such Obligor and such Affiliated Obligor were one Obligor.

        "Spread" means the percentage set forth under the then applicable Debt to Capital Ratio on Schedule ID.

        SECTION III.08. Purchasers' Share. "Purchasers' Share" of any Undivided Interest with regard to any Collections of Pool Receivables received (or deemed received) by Seller, any Originator or Servicer on any day shall be determined as an amount equal to such Collections, times:

                (a) if such day is not a Liquidation Day, such Undivided Interest on such day expressed as a decimal, and

                (b) if such day is a Liquidation Day, either (i) such Undivided Interest on the day immediately preceding the first Liquidation Day to have occurred during the then current Liquidation Period or (ii) if higher, upon the request of the Agent, such Undivided Interest on such Liquidation Day;

provided that after such time as an Undivided Interest shall equal zero the Purchasers' Share of Collections therefor shall also equal zero.

                                  ARTICLE IV

                                 SETTLEMENTS

        SECTION IV.01. Non-Liquidation Settlement Procedures for Collections. (a) Daily Procedure. On each day (other than a Liquidation Day) with regard to each Yield Period for each Undivided Interest, Servicer shall deem an amount equal to Purchasers' Share (as determined in Section 2.08) of Collections of Pool Receivables received or deemed received on such day to be received in respect of such Undivided Interest; and

                (i) out of Purchasers' Share of such Collections of Pool Receivables in respect of such Undivided Interest, hold in trust for the benefit of Purchasers an amount equal to the Earned Discount and Servicer's Fee accrued through such day for such Undivided Interest and not previously so held for the benefit of Purchasers or paid by the Seller,

                (ii) apply an amount equal to the remainder of Purchasers' Share of such Collections (the "Remaining Collections") to reduce the Purchasers' Investments of such Undivided Interest (it being understood that such amount need not be physically paid to the Agent or the Purchasers under this clause (ii)),

                (iii) after such reduction, apply such Remaining Collections to the Reinvestment, for the benefit of Purchasers, of additional undivided interests in Pool Receivables payable in the Approved Currency of such Undivided Interest by recomputation of such Undivided Interest pursuant to Section 2.02 as of the end of such day, thereby increasing the related Purchasers' Investments, and

                (iv)      pay to Seller such Remaining Collections.

The recomputed Undivided Interest shall constitute the percentage ownership interest in Pool Receivables on such day held by the Agent, on behalf of the Purchasers, with regard to such Undivided Interest.

        (b) Settlement Date Procedure. On each Settlement Date for each Undivided Interest, for each day in the related Yield Period that is not a Liquidation Day for such Undivided Interest, Servicer shall deposit to the Agent's Account, the amounts set aside as described in Section 3.01(a)(i); it being understood that in the event that the amounts so set aside are insufficient to satisfy in full the Earned Discount and accrued Servicer's Fee payable with respect to such Undivided Interest, Seller agrees to deposit such deficit to the Agent's Account on such Settlement Date in the Approved Currency of such Undivided Interest.

        (c) Order of Application. Upon receipt by the Agent of funds distributed pursuant to subsection (b), the Agent shall distribute to each Purchaser such Purchaser's Percentage of such funds in payment of the Earned Discount on such Purchaser's Outstanding Investment related to such Undivided Interest and to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, to Purchasers in payment of the Earned Discount for such Undivided Interest, and second, in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest.

        (d) Currencies. Each Undivided Interest, and the Earned Discount thereon, shall be payable in the Approved Currency in which such Undivided Interest was originally funded by the Purchasers.

        SECTION IV.02.     Liquidation Settlement Procedures for Collections.
(a) Daily Procedure. On each Liquidation Day with regard to each Yield Period for each Undivided Interest, Servicer shall set aside and hold in trust for Purchasers, Purchasers' Share of the Collections of Pool Receivables in respect of such Undivided Interest for such Liquidation Day by depositing such Collections within one Business Day of Servicer's receipt of good funds therefor into a bank account acceptable to the Agent located at PNC Bank in which no other funds shall be deposited.

        (b) Settlement Date Procedure. On each Settlement Date for each Undivided Interest, if one or more Liquidation Days for such Undivided Interest occurs during the related Yield Period, Servicer shall deposit to the Agent's Account the amounts set aside pursuant to Section 3.02(a) and Seller shall deposit to the Agent's Account the Earned Discount for such Undivided Interest in the Approved Currency of such Undivided Interest, the Servicer's Fee payable with respect to such Undivided Interest and all other amounts owed by Seller to the Purchasers hereunder, provided that the aggregate amount of such deposits shall not exceed the sum of (i) the Earned Discount for such Undivided Interest, (ii) the related Purchasers' Investments of such Undivided Interest, (iii) the aggregate of other amounts owed hereunder by Seller to the Purchasers, and (iv) the accrued Servicer's Fee payable with respect to such Undivided Interest. Any amounts set aside pursuant to Section 3.02(a) and not required to be deposited to the Agent's Account pursuant to the next preceding sentence shall be held for application to the next maturing Undivided Interest denominated in the same Approved Currency.


        (c) Order of Application. Upon receipt of funds deposited to the Agent's Account pursuant to Section 3.02(b), the Agent shall distribute (i) to each Purchaser, its Percentage of such funds (A) in payment of such Purchaser's Percentage of the Earned Discount for such Undivided Interest, (B) in reduction of the related Purchaser's Outstanding Investment and (C) in payment of any other amounts owed by Seller hereunder to such Purchaser, in each case until reduced to zero, and (ii) any remaining funds to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest, also until reduced to zero. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the Earned

Discount for such Undivided Interest, second, in reduction of related Purchasers' Investments, third, in payment of other amounts payable to Purchasers, and fourth, in payment of the Servicer's Fee payable with respect to such Undivided Interest.

        SECTION IV.03. General Settlement Procedures; Reduction of Purchaser's Investment.

        (a) Deemed Collections. If on any day the Unpaid Balance of any Pool Receivable is (i) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any adjustment by Seller, the related Originator or any Affiliate of Seller (other than any adjustment permitted by Section 8.02(a)(i) unless the Agent shall reasonably object thereto within 30 days of being informed thereof) or (ii) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against Seller, the related Originator or any Affiliate of Seller or any other Person (whether such claim arises out of the same or a related or an unrelated transaction), or (iii) reduced on account of the obligation of Seller or any Originator to pay to the related Obligor any rebate or refund, Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties of Seller set forth in Section 6.01(l) or
(p) is no longer true with respect to a Pool Receivable, Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full.

        (b) Unreinvested Collections. Collections that may not be reinvested by means of Reinvestments in an Undivided Interest on account of the application of the Participation Amounts Limit, the Purchase Limit, the Foreign Receivables Limit or the Foreign Purchase Limit pursuant to Section
2.01 shall be so reinvested as soon as practicable without violating such Participation Amounts Limit, Purchase Limit, the Foreign Receivables Limit or Foreign Purchase Limit, as the case may be. To the extent and so long as such Collections may not be so reinvested, Servicer shall hold such Collections in trust for the benefit of the Purchasers, for payment to the Agent on the Settlement Date for the Yield Period in which such Collections are accumulated, and the related Purchasers' Investments as to such Undivided Interest shall be deemed reduced in the amount to be paid to the Agent only when in fact so paid. During any Liquidation Period, upon one Business Day's written notice given by the Agent to Seller, Servicer shall pay in immediately available funds such Collections to the Agent within one Business Day of receipt thereof by Servicer.

        (c)     Allocations of Obligor's Payments.  Except as provided in
Section 3.03(a) or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables, in which case it shall be applied to such specified Receivables.

        SECTION IV.04. Credit Recourse. As of the last day of each calendar month (a "Month End Date") during which a Liquidation Day has occurred, the "Recourse Amount" shall be an amount equal to the Recourse Percentage of that portion of the Aggregate Purchasers' Investments funded in U.S. Dollars as of such Month End Date, if such Month End Date is the first date on which such Recourse Amount is being calculated, or the Recourse Amount as of the previous Month End Date in all other circumstances, minus the Unpaid Balances on such current Month End Date of Receivables denominated in U.S. Dollars (other than Receivables the Obligor of which is the United States government or a subdivision or agency thereof) that became Defaulted Receivables prior thereto (and on account of which the Recourse Amount had not been previously debited ("Recourse Unpaid Balances")) unless the Agent has notified Seller in writing two Business Days' before such current Month End Date to refrain from so debiting the Recourse Amount with respect to any such Defaulted Receivable, plus the Unpaid Balances on such current Month End Date of all Receivables denominated in U.S. Dollars that were previously debited in the calculation of the Recourse Amount on account of being Defaulted Receivables but were no longer Defaulted Receivables on such current Month End Date, plus all Collections received or deemed received by Seller or Servicer during such month then ending on account of Defaulted Receivables that had previously been debited in the calculation of the Recourse Amount, provided that, the Recourse Amount shall never exceed 100% of Aggregate Participation Amounts.

        Seller shall be deemed to have received Collections on each Month End Date for a month in which a Liquidation Day has occurred in an amount equal to the sum of (1) the amount of the Recourse Unpaid Balances referred to above, but solely to the extent that, after giving effect to the credits above, the Recourse Amount does not become a negative number; provided that if the Loss Reserve is greater than zero, and Seller has made the payment required by the last sentence of Section 2.04, Seller shall have no obligation to make payments of deemed Collections pursuant to this clause (1), plus (2) the aggregate amount of the Unpaid Balances of all Receivables denominated in a currency other than U.S. Dollars that became Defaulted Receivables during such month, plus (3) the aggregate amount of the Unpaid Balances of all Receivables the Obligor of which is the United States government, or a subdivision or an agency thereof, that became Defaulted Receivables during such month, plus (4) the aggregate amount of the Unpaid Balances of Receivables generated by an Originator that is no longer a Subsidiary of API that became Defaulted Receivables during such month. Such Collections shall be in addition to the Collections actually received on such date.

        SECTION IV.05. Reporting. Prior to the twenty-fifth calendar day in each month (each a "Reporting Date") Servicer shall prepare and forward to the Agent for each Purchaser a Periodic Report, as of the close of business of Servicer on the next preceding Month End Date, which Periodic Report shall include (i) the aggregate Unpaid Balance of all Pool Receivables denominated in each Approved Currency, (ii) a calculation of the Foreign Currency Limit as of the Settlement Date immediately preceding such Month

End Date, and (iii) an aging of the Pool Receivables that are denominated in U.S. Dollars and are payable by Obligors that are residents of the United States. At or prior to the day Servicer is required to make a deposit with respect to a Settlement Period pursuant to Section 3.01 or 3.02, Seller will advise the Agent of each Liquidation Day occurring during such Settlement Period and of the allocation of the amount of such deposit to each outstanding Undivided Interest; provided, however, that if API is not Servicer, API shall advise Servicer of the occurrence of each such Liquidation Day occurring during such Settlement Period at or prior to such Liquidation Day.

        SECTION IV.06. Payments and Computations, Etc. All amounts to be paid or deposited by Seller or Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Pittsburgh time) on the day when due in immediately available funds to a special account in the name of the Agent, attention: Commercial Loan Operations, and maintained at PNC Bank's office at 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, or at such other account or accounts as are designated by the Agent to the Seller (the "Agent's Account"). Seller or Servicer, as applicable, shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder at the higher of (i) 2% above the Bank Rate then applicable to such overdue amount and (ii) 2% per annum above the Alternate Reference Rate, in each case, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be retained by the Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Agent of such overdue amount to the Purchasers, in which case such interest accruing after such date shall be for the account of, and distributed by the Agent, to the Purchasers ratably in accordance with their respective interests in such overdue amount. All computations of interest and all computations of Earned Discount and fees hereunder shall be made on the basis of a year of 360 days (or, in the case of Earned Discount for Undivided Interests denominated in British Pounds Sterling, 365/366 days) for the actual number of days (including the first but excluding the last day) elapsed.

        SECTION IV.07.     Dividing or Combining Undivided Interests.

        (a) Division of Undivided Interests. Seller or Servicer may, on notice received by the Agent not later than 12:00 noon (Pittsburgh time) four Business Days before the last day of any Yield Period for any then existing Undivided Interest, divide such existing Undivided Interest on such last day into two or more new Undivided Interests, each such new Undivided Interests having Purchasers' Investments as designated in such notice and all such new Undivided Interests collectively having aggregate Purchasers' Investments equal to the Purchasers' Investments of such existing Undivided Interest.

        (b) Combination of Undivided Interests. Seller or Servicer may, on notice received by the Agent not later than 12:00 noon (Pittsburgh time) four Business Days before the last day of any Yield Period for two or more existing Undivided Interests denominated in the same Approved Currency, or before the date of any proposed Purchase of an Undivided Interest denominated in the same Approved Currency pursuant to Sections 1.01 and 1.04, on such last day or such date of Purchase, as the case may be, combine into one new Undivided Interest such existing and/or proposed Undivided Interests or any combination thereof, such new Undivided Interest having Purchasers' Investments equal to the aggregate Purchasers' Investments of such Undivided Interests so combined.

        (c) Effect of Division or Combination. On and after any division or combination of Undivided Interests as described above, each of the new Undivided Interests resulting from such division, or the new Undivided Interest resulting from such combination, as the case may be, shall be a separate Undivided Interest having Purchasers' Investments as set forth above, and shall take the place of such existing Undivided Interest or Undivided Interests or proposed Undivided Interest, as the case may be, in each case under and for all purposes of this Agreement.

        SECTION IV.08. Treatment of Collections and Deemed Collections. Seller shall forthwith deliver to Servicer all Collections deemed received by Seller pursuant to Sections 3.03(a) and 3.04 in the Approved Currency of the related Receivable and Servicer shall hold or distribute such Collections as Earned Discount, accrued Servicer's Fee, repayment of Purchasers' Investments, etc. to the same extent as if such Collections had actually been received on such date. If Collections are then being paid to the Agent, or lock boxes or accounts directly or indirectly owned or controlled by the Agent, Servicer shall forthwith cause such deemed Collections to be paid to the Agent or such lock boxes or accounts. So long as Seller shall hold any Collections or deemed Collections required to be paid to Servicer or the Agent, it shall hold such Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust.

        SECTION IV.09. Repurchases for Administrative Convenience. If on the last day of a Yield Period with respect to any Undivided Interest, the Aggregate Purchasers' Investments equal or are less than 10% of the greatest amount of Aggregate Purchasers' Investments at any time prior to such last day, Seller shall be entitled to repurchase all (but not less than all) of the Undivided Interests from the Agent, on behalf of the Purchasers, on the respective Settlement Dates. Seller shall give the Agent at least four Business Days' prior written notice of such repurchase and upon payment of the repurchase price therefor, as hereinafter provided, the Agent and the Purchasers shall be obligated to reconvey their entire interest in such Undivided Interest to the Seller pursuant to an assignment acceptable to the parties, but without representation or warranty except that the interest assigned is free of offset, liens and other encumbrances created by the assignor. Seller shall pay such repurchase price in cash to the Agent in an amount equal to, for each Undivided Interest, the sum of (i) Earned Discount for such Undivided Interest in the Approved Currency of such Undivided Interest, (ii) the related Purchasers' Investments therefor in the Approved Currency of such Undivided Interest, (iii) the aggregate of other amounts then owed hereunder by Seller to the Purchasers, and (iv) the accrued Servicer's Fee payable with respect to such Undivided Interest. Upon receipt of the aforesaid repurchase price with regard to each Undivided Interest, the Agent shall distribute it
(i) to Purchasers (pro rata based on their respective Percentages in the case of clauses (a) and (b)) (a) in payment of the Earned Discount for such Undivided Interest, (b) in reduction of the related Purchasers' Investments and (c) in payment of any other amounts owed by Seller hereunder to Purchasers, in each case until reduced to zero, and (ii) to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest, also until reduced to zero.

                                  ARTICLE V

                          FEES AND YIELD PROTECTION

        SECTION V.01. Fees. (a) Agent's Fee. Seller shall pay to the Agent for its own account such fees as the Agent and Seller may agree to from time to time.

        (b) Commitment Fee. From the date hereof until the Commitment Termination Date, Seller shall pay to the Agent, for the account of each Purchaser, a commitment fee ("Commitment Fee") for each day in such period equal to (x) the percentage set forth below the then applicable Debt to Capital Ratio on Schedule ID times (y) such Purchaser's Percentage of the excess, if any, of the Purchase Limit over the Aggregate Purchasers' Investments on the Determination Date immediately preceding the first day of the related Yield Period divided by (z) 360. Such Commitment Fee shall be paid in arrears, on each Settlement Date and on the Commitment Termination Date, in the amount of such Commitment Fee that shall have accrued during the period from the immediately preceding Settlement Date to such Settlement Date or other period then ending for which no such fee shall have been paid.

        SECTION V.02. Yield Protection. (a) If any Regulatory Change occurring after the date hereof

                (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Undivided Interest or Interests owned by or funded by it, if any, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any Purchaser's Investments or Earned Discount made by or owed to or funded by it or any other amounts due under this Agreement in respect of any Undivided Interests owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the United States of America or the jurisdiction in which such Affected Party's principal executive office is located); or

                (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of, deposits or obligations with or for the account of (or with or for the account of any affiliate of), or credit extended by, any Affected Party; or

                (C) shall change the amount of capital maintained or required or requested or directed to be maintained by such Affected Party; or

                (D) shall impose any other condition affecting any Undivided Interests owned or funded by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor;

and the result of any of the foregoing is or would be

                (x) to increase the cost to or to impose a cost on (I) an Affected Party funding or making or maintaining any Purchases or Reinvestments, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Agent for continuing its, or Seller's, relationship with any Purchaser,

                (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or

                (z) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could otherwise have achieved, then within thirty days after demand by such Affected Party, Seller shall pay directly to such Affected Party its pro rata share of such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

        (b) Each Affected Party will promptly notify Seller and the Agent of any event of which it has knowledge occurring after the date hereof which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation; provided, further, however that no Affected Party shall be entitled to claim additional amounts pursuant to this Section 4.02 for any period occurring more than 120 days prior to the date of demand.

        (c) In determining any amount provided for in this Section 4.02, the Affected Party shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts received or receivable relate to such Affected Party's purchases of similar assets in general and are not specifically attributable to the Purchases or Reinvestments and other amounts due hereunder, use any reasonable averaging and attribution methods and which cover all similar purchases made by such Affected Party. Any Affected Party when making a claim under this Section 4.02 shall submit to Seller a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of manifest error, be conclusive and binding upon the Seller.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

        SECTION VI.01. Conditions Precedent to Effectiveness. The effectiveness of this Second Amended and Restated Receivables Purchase Agreement is subject to the condition precedent that the Agent shall have received on or before the date of such effectiveness the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

        (a) The Purchase and Sale Agreement duly executed by Seller and each Originator, and evidence that the conditions precedent set forth therein have been satisfied;

        (b) A copy of the resolutions of the Board of Directors of Seller and each Originator approving this Agreement and the other Agreement Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

        (c) Good standing certificates for Seller issued by the Secretaries of State of Nevada and Wisconsin and for each domestic Originator issued by the Secretaries of State of Wisconsin, Nevada or Massachusetts, as appropriate;

        (d) A certificate of the Secretary or Assistant Secretary of Seller and each Originator certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Agreement Documents to be delivered by it hereunder (on which certificate the Agent and each Purchaser may conclusively rely until such time as the Agent shall receive from Seller or such Originator, as the case may be, a revised certificate meeting the requirements of this subsection (d));

        (e) The Articles of Incorporation of Seller and each domestic Originator, duly certified by the Secretary of State of the state of its incorporation, as of a recent date acceptable to Agent, together with a copy of the By-laws of Seller and each Originator, duly certified by the Secretary or an Assistant Secretary of such Person;

        (f) Acknowledgment copies of (i) financing statements naming each Originator, respectively, as debtor/seller, Seller as secured party/purchaser and the Agent as assignee and (ii) financing statements naming Seller, as debtor/seller and the Agent, for the benefit of Purchasers, as secured party/purchaser, in each case filed in such jurisdictions as are necessary or advisable to perfect Seller's or the Agent's interest in the Pool Assets;

        (g) A search report provided in writing to the Agent by CT Corporation, listing all effective financing statements that name any domestic Originator as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (f) above, together with copies of such financing statements (none of which shall cover any Pool Assets);

        (h) A favorable opinion of Quarles & Brady, counsel to Seller and the Originators, in substantially the form of Exhibit 5.01(h);

        (i)  Evidence of the payment of any applicable Agent's fee;

        (j) Duly executed copy of a Periodic Report together with a completed Schedule I thereto calculated as of January 31, 1997; and

        (k) The original of the Demand Note, duly executed by API and endorsed by Seller, shall have been delivered to the Agent.

        SECTION VI.02. Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) hereunder and the right of Servicer to reinvest in Pool Receivables, on behalf of Purchasers, those Collections allocable to an Undivided Interest pursuant to
Section 3.01 shall be subject to the further conditions precedent ("Conditions Precedent") that on the date of such Purchase or Reinvestment the following statements shall be true (and Seller by accepting the amount of such Purchase, or a portion thereof, or by receiving the proceeds of such Reinvestment, or a portion thereof, shall be deemed to have certified that):

                (i) The representations and warranties contained in Article VI are correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

                (ii) No event has occurred and is continuing, or would result from such Purchase or Reinvestment, which constitutes a Termination Event or Unmatured Termination Event,

                (iii) After giving effect to each proposed Purchase or Reinvestment, (1) Aggregate Purchasers' Investments will not exceed the Purchase Limit, (2) Aggregate Participation Amounts will not exceed the Participation Amounts Limit, (3) the Dollar Amount of that portion of the Aggregate Purchasers' Investments that is not denominated in U.S. Dollars will not exceed the Foreign Currency Limit and (4) the aggregate Unpaid Balance of Receivables denominated in the Approved Currency in which such Purchase or Reinvestment is made is not less than the sum of the Purchasers' Investments of each Undivided Interest funded in such Approved Currency, and

                (iv)  The Commitment Termination Date shall not have occurred.

The absence of the occurrence of an Unmatured Termination Event shall not be a Condition Precedent to (i) any Reinvestment being made with the proceeds of Collections that were, on the same day, applied in reduction of the Purchasers' Investments, or (ii) any other Reinvestment or any Purchase on any day which does not cause the Aggregate Purchasers' Investments, after giving effect to such Reinvestment or Purchase (and any Reinvestment referred to in clause (i) next above) to exceed the Aggregate Purchasers' Investments as of the opening of business on such day.


                                 ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES

        SECTION VII.01. Representations and Warranties of Seller. Seller represents and warrants as follows:

        (a) Organization and Good Standing. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Assets.

        (b) Due Qualification. Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to preserve and maintain such qualification, licenses or approvals would materially adversely affect
(i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of Seller to perform its obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

        (c) Power and Authority; Due Authorization. Seller has (i) all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Agreement Documents, (B) carry out the terms of the Agreement Documents, (C) sell and assign Undivided Interests on the terms and conditions herein provided and (ii) duly authorized such sale and assignment to the Agent, on behalf of the Purchasers, by all necessary corporate action; and Seller has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Agreement Documents to which it is a party.

        (d) Valid Sale; Binding Obligations. This Agreement constitutes (i) a valid sale, transfer, and assignment of the Undivided Interests to the Agent, on behalf of the Purchasers, enforceable against creditors of, and purchasers from, Seller and (ii) a valid security interest in the Demand Note; and this Agreement constitutes, and each other Agreement Document to be signed by Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except, in the case of all the foregoing clauses, as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of Seller, or any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement, or violate any law or any order, rule, or regulation applicable to Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller or any of its properties.

        (f) No Proceedings. There are no proceedings or investigations pending, or, to Seller's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality
(A) asserting the invalidity of this Agreement or any other Agreement Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Agreement Document, (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by Seller or Servicer of its obligations under this Agreement or any other Agreement Document, or (ii) the validity or enforceability of this Agreement, any other Agreement Document, the Receivables or the Contracts or
(D) seeking to adversely affect the federal income tax attributes of the transactions contemplated hereby.

        (g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

        (h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Seller of this Agreement or any other Agreement Document, except for the filing of the UCC Financing Statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.

        (i) Financial Condition. (x) The pro forma balance sheets of Seller as at the date hereof, certified by Seller's chief financial officer, copies of which have been furnished to the Agent and each Purchaser, fairly present the financial position of Seller as at such date, after giving effect to the transactions contemplated hereby, all in accordance with GAAP consistently applied, and (y) since the date of its formation, there has been no material adverse change in the financial condition, business, business prospects or operations of Seller.

        (j) Litigation. No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that prevents, and, to Seller's knowledge, no threat by any Person has been made to attempt to obtain any such decision that would prevent, Seller from conducting a significant part of its business operations.

        (k) Margin Regulations. The use of all funds acquired by Seller under this Agr eement will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

        (l) Quality of Title. Each Pool Asset is owned by Seller, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by a Purchaser or by the Agent) except as provided herein and when the Agent, on behalf of the Purchasers, makes a Purchase it shall have acquired and shall continue to have maintained a valid and, in the case of Pool Receivables denominated in U.S. Dollars, perfected first priority undivided percentage ownership interest to the extent of the Undivided Interest in each Pool Asset, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by a Purchaser or by the Agent) except as provided hereunder; and no effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office except such as may be filed in favor of the related Originator in accordance with the Contracts, in favor of Seller in accordance with the Purchase and Sale Agreement, in favor of the Agent, for the benefit of the Purchasers in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by a Purchaser or by the Agent. Upon delivery to the Agent of the original of the Demand Note, the Agent shall have a perfected first priority security interest therein.

        (m) Accurate Reports. No Periodic Report (if prepared by Seller, or to the extent that information contained therein was supplied by Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by Seller to the Agent or any Purchaser in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Agent or such Purchaser, as the case may be, at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

        (n) Offices. The chief place of business and chief executive office of Seller are located at the address of Seller referred to in Section 13.02 and the offices where Seller keeps all its books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in Exhibit 6.01(n) (or at such other locations, notified to the Agent in accordance with Section 7.01(f), in jurisdictions where all action required by Section 8.05 has been taken and completed).

        (o) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts of Seller at such Lock-Box Banks, are specified in Exhibit 6.01(o) (or at such other Lock-Box Banks and/or with such other lock-box accounts as have been notified to the Agent in accordance with Section 7.04(d)).

        (p) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase or Reinvestment shall in fact be an Eligible Receivable.

        SECTION VII.02. Representations and Warranties of API. API represents and warrants as follows:

        (a) Organization and Good Standing. API has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Wisconsin, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

        (b) Due Qualification. API is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to preserve and maintain such qualification, licenses or approvals would materially adversely affect
(i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of API to perform its obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

        (c) Power and Authority; Due Authorization. API has (i) all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Agreement Documents and (B) carry out the terms of the Agreement Documents to which it is a party, and (ii) duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Agreement Documents to which it is a party.

        (d) Binding Obligations. This Agreement constitutes, and each other Agreement Document to be signed by API when duly executed and delivered will constitute, a legal, valid and binding obligation of API enforceable in accordance with its terms, except, in the case of all the foregoing clauses, as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of API, or any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which API is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust or other agreement or instrument, other than the Purchase and Sale Agreement, or violate any law or any order, rule, or regulation applicable to API of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over API or any of its properties.

        (f) No Proceedings. There are no proceedings or investigations pending, or, to API's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality
(A) asserting the invalidity of this Agreement or any other Agreement Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Agreement Document, (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by API of its obligations under this Agreement or any other Agreement Document, or (ii) the validity or enforceability of this Agreement, any other Agreement Document, the Receivables or the Contracts or (D) seeking to adversely affect the federal income tax attributes of the transactions contemplated hereby.

        (g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

        (h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by API of this Agreement or any other Agreement Document except for the filing of the UCC Financing Statements referred to in the Purchase and Sale Agreement, all of which, at the time required in the Purchase and Sale Agreement shall have been duly made and shall be in full force and effect.

        (i) Financial Condition. (x) The consolidated balance sheets of API and its consolidated subsidiaries as at August 31, 1996, and the related statements of income, shareholders' equity and cash flows of API and its consolidated subsidiaries for the fiscal year then ended, certified by Deloitte Touche, independent accountants, copies of which have been furnished to the Agent and each Purchaser, fairly present the consolidated financial position of API and its consolidated subsidiaries as at such date, and the consolidated results of the operations of API and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and (y) since August 31, 1996 there has been no material adverse change in the financial condition, business, business prospects or operations of API and its consolidated subsidiaries, taken as a whole.

        (j) Litigation. No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that prevents, and, to API's knowledge, no threat by any Person has been made to attempt to obtain any such decision that would prevent, API from conducting a significant part of its business operations.

        (k) Accurate Reports. No Periodic Report (if prepared by API, or to the extent that information contained therein was supplied by API), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by API to the Agent or any Purchaser in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Agent or such Purchaser, as the case may be, at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.


                                 ARTICLE VIII

                              GENERAL COVENANTS

     SECTION VIII.01. Affirmative Covenants of Seller. From the date hereof until the first day following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, Seller will, unless the Agent shall otherwise consent in writing:

        (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of Seller or Servicer to perform their respective obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

        (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of Seller or Servicer to perform their respective obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

        (c) Audits. At any time and from time to time during regular business hours, permit the Agent and each Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Seller relating to Pool Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (ii) to visit the offices and properties of Seller for the purpose of examining such materials described in clause (i) next above, and to discuss matters relating to Pool Receivables or Seller's performance hereunder with any of the officers or employees of Seller having knowledge of such matters.

        (d) Keeping of Records and Books of Account. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

        (e) Performance and Compliance with Receivables and Contracts. At its expense, cause each Originator to timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and all purchase orders and other agreements related to such Pool Receivables.

        (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables denominated in U.S. Dollars, all related Contracts and all purchase orders and other agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of Seller referred to in Section 6.01(n) or, upon 30 days' prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

        (g) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contracts.

        (h) Collections. Instruct, or cause to be instructed, all Obligors of Pool Receivables that are denominated in U.S. Dollars that are located in the United States to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank.

        SECTION VIII.02. Affirmative Covenants of API. From the date hereof until the first day following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, API will, unless the Agent shall otherwise consent in writing:

        (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of API to perform its obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

        (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of API to perform its obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

        (c) Audits. At any time and from time to time during regular business hours, permit the Agent and each Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of API relating to Pool Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (ii) to visit the offices and properties of API for the purpose of examining such materials described in clause (i) next above, and to discuss matters relating to Pool Receivables or API's performance hereunder with any of the officers or employees of API having knowledge of such matters.

        (d) Keeping of Records and Books of Account. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

        (e) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contracts.

        (f) Collections. Instruct all Obligors of Pool Receivables that are denominated in U.S. Dollars that are located in the United States to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank, except Collections of Pool Receivables generated by Calterm, Everest Electronics Division of WLI or Vision Plastics Division of GB (provided, however, that, upon the occurrence of a Termination Event, such Collections shall, at the direction of the Agent, be transmitted to a Lock-Box Bank on a daily basis for deposit to a Lock-Box Account).

        SECTION VIII.03. Reporting Requirements. From the date hereof until the first day following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, unless the Agent shall otherwise consent in writing:

        (a) Quarterly Financial Statements. API will furnish to the Agent and each Purchaser, promptly when available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of API and its Subsidiaries as of the end of such Fiscal Quarter, consolidated statements of earnings and a consolidated statement of cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter of API and its respective Subsidiaries, with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year, together with a certificate of an Authorized Financial Officer of API to the effect that such financial statements fairly present the financial condition and results of operations of API and its Subsidiaries as of the date and periods indicated (subject to normal year-end adjustments);

        (b) Annual Financial Statements. API will furnish to the Agent and each Purchaser, promptly when available and in any event within 90 days after the close of each Fiscal Year, a copy of the annual audit report of API and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of API and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of API and its Subsidiaries for such Fiscal Year certified, without qualification as to going concern or scope, by independent auditors of recognized national standing selected by API and reasonably acceptable to the Agent, and an unaudited consolidating balance sheet and statements of earnings and cash flow of such Fiscal Year, with comparable information at the close of and for the prior Fiscal Year;

        (c) Compliance Certificate. Concurrently with each set of financial statements delivered pursuant to subsections (a) and (b) next above, API will furnish to the Agent and each Purchaser a certificate of an Authorized Financial Officer of API (a) to the effect that such officer is not aware of any Termination Event or Unmatured Termination Event that has occurred and is continuing or, if there is any such event, describing it in reasonable detail, and (b) containing a computation of each of (x) the financial ratios and restrictions set forth in Section 7.05;

        (d) Reports to Holders and Exchanges. In addition to the reports required by subsections (a) and (b) next above, API will furnish to the Agent and each Purchaser promptly upon the Agent's or any Purchaser's request, copies of any reports specified therein which API sends to any of its security holders, and any reports or registration statements that API files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans, to stock plans for dealers and/or distributors and to registrations of securities for selling security holders;

        (e) ERISA. Promptly after the filing or receiving thereof, API will furnish to the Agent and each Purchaser copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which API or any other Originator files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which API or any other Originator receives from such Corporation;

        (f) Termination Events. As soon as possible and in any event within five Business Days after Seller or API has become aware of the occurrence of any Termination Event or any Unmatured Termination Event, Seller or API, as the case may be, will furnish to the Agent and each Purchaser a written statement of the chief financial officer or chief accounting officer of Seller or API, as the case may be, setting forth details of such Termination Event or Unmatured Termination Event and the action that Seller or API, as the case may be, proposes to take with respect thereto;

        (g) Litigation. As soon as possible and in any event within fifteen Business Days of Seller's or API's knowledge thereof, Seller or API, as the case may be, will furnish to the Agent and each Purchaser notice of (i) any litigation, investigation or proceeding which may exist at any time which could have a material adverse effect on the business, operations, property or financial condition of Seller or API or impair the ability of Seller or API to perform its obligations under this Agreement or any other Agreement Document, unless Seller or API, as the case may be, is insured (including self retention amounts consistent with past practice and the exercise of prudent business judgment) with respect thereto and the insurer, except to the extent covered by permitted self insurance, has assumed responsibility therefor in writing and (ii) any material adverse development in previously disclosed litigation; and (h) Other. Promptly, from time to time, Seller and API will furnish to the Agent and each Purchaser, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of Seller or API as the Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Agent or of any Purchaser under or as contemplated by this Agreement.

        SECTION VIII.04. Negative Covenants of Seller. From the date hereof until the date following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, Seller will not, without the prior written consent of the Agent:

        (a) Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, Seller's undivided interest in any Pool Receivable or related Contract or Related Security, or upon or with respect to any lock-box account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof, provided that Seller may transfer an undivided interest in the Pool Receivables to any Originator so long as (i) such undivided interest is not senior in priority to the Undivided Interests, (ii) after giving effect thereto, the Aggregate Participation Amounts do not exceed the Participation Amounts Limit and (iii) the documentation with respect to such transfer is satisfactory to the Agent.

        (b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

        (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectability of any Pool Receivable.

        (d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank from those listed in Exhibit 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to Seller or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of such addition, termination or change and duly executed copies of a Lock-Box Agreement with each new Lock-Box Bank.

        (e) Mergers, Acquisitions, Sales, etc. Be a party to any merger or consolidation, or purchase or otherwise acquire all or a substantial portion of the business of, or assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except pursuant to or as permitted by this Agreement, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables (other than pursuant hereto).

        (f) Demand Note; Purchase and Sale Agreement. Amend, terminate, waive, revoke or modify any provision of the Demand Note, the Purchase and Sale Agreement, the Initial Purchaser Note or its certificate of incorporation.

        (g)     Net Worth.  Permit its Tangible Net Worth to be less than
$18,300,000.

        (h) Change in Name. Change its name or corporate structure unless Seller has provided the Agent with at least 60 days' prior written notice thereof and shall have taken all action required by Section 8.05.

        SECTION VIII.05. Negative Covenants of API. From the date hereof until the date following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, API will not, without the prior written consent of the Agent:

        (a) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

        (b) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectability of any Pool Receivable.

        (c) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank from those listed in Exhibit 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to API or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of such addition, termination or change and duly executed copies of a Lock-Box Agreement with each new Lock-Box Bank.

        (d) Mergers, Acquisitions, Sales, etc. Be a party to any merger or consolidation, or purchase or otherwise acquire all or a substantial portion of the business of, or assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables (other than pursuant hereto), or permit any Subsidiary to do any of the foregoing, except for:

                (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into, with or to API or into, with or to any wholly-owned Subsidiary (other than Seller);

                (ii) any such purchase or other acquisition by API of the assets or stock of any wholly-owned Subsidiary;

                (iii) any sale, transfer, conveyance or lease of any asset (other than Receivables, except pursuant hereto and the Purchase and Sale Agreement) provided that if (x) the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all assets disposed of pursuant to this clause (iii) in any Fiscal Year are less than 15% of the total book value of tangible assets of API and its Subsidiaries as of the last day of the most recently ended Fiscal Year and (y) no Termination Event or Unmatured Termination Event exists or would result therefrom;

                (iv) any acquisition if (1) (A) such acquisition is an acquisition of assets, or (B) such acquisition is by merger and API or a wholly-owned Subsidiary (other than Seller) is the surviving corporation, or (C) after such acquisition API (if it is the acquiring entity) or a Subsidiary (other than Seller) owns (x) at least a majority of the securities of each class having ordinary voting power of, or a majority of the ownership interest in, the acquired Person or
        (y) more than 10% but less than a majority of the securities of each class having ordinary voting power of, or more than 10% but less than a majority of the ownership interest in, the acquired Person and, immediately after giving effect to any acquisition described in this subclause (y), the aggregate book value of all such minority Investments in the equity securities or other ownership interests of other Persons by API and its Subsidiaries does not exceed 20% of the consolidated tangible assets of API and its Subsidiaries, (2) no Termination Event or Unmatured Termination Event exists or would result therefrom and (3) prior to the consummation of any such acquisition the purchase price of which is in excess of $5,000,000, API provides to the Agent and each Purchaser a certificate of the chief financial officer or treasurer of API (attaching computations to demonstrate compliance with all financial covenants hereunder) stating that such acquisition complies with this Section 7.05(d) and that any other conditions under this Agreement relating to such acquisition have been satisfied; or

                (v) any sale of a Subsidiary (other than Seller), provided that, if such Subsidiary is an Originator and if the Majority Purchasers shall so request, as a condition to the effectiveness of such sale, API shall require the acquiring entity to purchase the Pool Receivables generated by such Originator, on the last day of a Yield Period, for a purchase price, in cash in the Approved Currency in which such Pool Receivables are denominated, in an amount equal to (i) the Purchasers' Investments related to such Pool Receivables, (ii) Earned Discount on such portion of Purchasers' Investments, (iii) the accrued Servicer's Fee payable with respect to such portion of Purchasers' Investments and (iv) in the event that the Purchasers' Investments with respect to Pool Receivables generated by such Originator is greater than the Purchasers' Investments related to the Yield Period maturing on the date of repurchase, any costs incurred by Purchasers as a result of prepaying such excess portion of the Purchasers' Investments prior to the last day of a Yield Period. Upon receipt of the aforesaid repurchase price, the Agent shall distribute
        (i) to the Purchasers (pro rata base don their respective Percentages)
        (a) in payment of the Earned Discount for the related Purchasers' Investments and (b) in reduction of the related Purchasers' Investments

        (beginning with that portion related to the Yield Period ending on the date of repurchase, and then to the Purchasers' Investments related to the Yield Period next maturing), and (ii) to Servicer in payment of the accrued Servicer's Fee payable with respect to such Purchasers' Investments, to the extend paid.

        (e) Financial Covenants. (i) Minimum Shareholders' Equity. (x) Permit at any time Shareholders' Equity for API to be less than the sum of $91,000,000 plus 25% of Consolidated Net Income for each Fiscal Quarter ending on or after February 28, 1995 (excluding any Fiscal Quarter in which there is a loss) or (y) Permit at any time Shareholders' Equity of Applied Power S.A. to be less than $1.00.

        (ii) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.5:1.

        (iii) Debt to Capital Ratio. Permit at any time the Debt to Capital Ratio to exceed 58%.

        SECTION VIII.06. Separate Existence. Each of Seller and API hereby acknowledges that each Purchaser and the Agent, are entering into the transactions contemplated by this Agreement and the other Agreement Documents in reliance upon Seller's identity as a legal entity separate from API each other Originator. Therefore, from and after the date hereof, each of Seller and API shall take all steps specifically required by this Agreement to continue Seller's identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of any Originator and any other Person, and is not a division of any Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of Seller and API shall take such actions as shall be required in order that:

        (a) Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing or otherwise acquiring, owning, holding, granting security interests, or selling interests, in Pool Assets or other receivables, entering into agreements for the selling and servicing of receivables, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

        (b) Seller shall not engage in any business or activity, or incur any indebtedness or liability other than as expressly permitted or contemplated by the Agreement Documents;

        (c) Any employee, consultant or agent of Seller will be compensated from Seller's funds for services provided to Seller. Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Agreement Documents for the Pool Assets, which servicer will be fully compensated for its services by payment of the Servicer's Fee [and a manager, which manager will be fully compensated from Seller's funds];

        (d) Seller will contract with Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay Servicer the Servicer's Fee pursuant hereto. Seller will not incur any material indirect or overhead expenses for items shared with API (or any other Affiliate thereof) which are not reflected in the Servicer's Fee [or the fee to API in its role as manager for Seller.] To the extent, if any, that Seller (or any other Affiliate thereof) share items of expenses not reflected in the Servicer's Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that API shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Agreement Documents, including, without limitation, legal, agency and other fees;

        (e) Seller's operating expenses will not be paid by API or any other Affiliate thereof (except for expenses paid by API that are reimbursed pursuant to the manager's fee);

        (f)     Seller will have its own stationery;

        (g) Seller's books and records will be maintained separately from those of API and any other Affiliate thereof;

        (h) All financial statements represented by the audited annual report of API will contain detailed notes clearly stating that (A) all of Seller's assets are owned by Seller, and (B) Seller is a separate entity with creditors who have received security interests in Seller's assets;

        (i) Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of API or any Affiliate thereof;

        (j) Seller will strictly observe corporate formalities in its dealings with API or any Affiliate thereof, and funds or other assets of Seller will not be commingled with those of API or any Affiliate thereof except as permitted or contemplated by the Agreement Documents. Seller shall not maintain joint bank accounts or other depository accounts to which API or any Affiliate thereof (other than API or an Originator in its capacity as Servicer or subservicer, respectively) has independent access. Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of API or any Affiliate of API (other than Seller). Seller will pay to the appropriate Affiliate its allocable portion of the premium payable with respect to any insurance policy that covers Seller and such Affiliate; and

        (k) Seller will maintain arm's-length relationships with API (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to Seller will be compensated by Seller at market rates for such services it renders or otherwise furnishes to Seller. Neither Seller nor API will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Seller and API will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.


                                  ARTICLE IX

                        ADMINISTRATION AND COLLECTION

     SECTION IX.01. Designation of Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by such Person ("Servicer") so designated from time to time in accordance with this Section 8.01. Until the Agent gives notice ("Successor Notice") to API of the designation of a new Servicer, API is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof. The Agent agrees not to provide API with the Successor Notice until after the occurrence of any Termination Event ("Servicer Transfer Event"), in which case such Successor Notice may be given at any time in Agent's discretion.

        (b) Upon API's receipt of a Successor Notice, API agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent believes will facilitate the transition of the performance of such activities to the new Servicer, and the Agent (or its designee) shall assume each and all of API's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth and API shall use its best efforts to assist the Agent (or its designee) in assuming such obligations. If API disputes the occurrence of a Servicer Transfer Event, API may take appropriate action to resolve such dispute; provided that API must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Agent as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute.

        (c) Servicer may allow any Originator to service, administer and collect any Receivables generated by such Originator and may with the prior consent of the Agent, subcontract with any other person for servicing, administering or collecting the Pool Receivables, provided that, in each case, Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof and that such sub-servicing arrangement can be terminated if such Servicer is replaced pursuant hereto.

        SECTION IX.02. Duties of Servicer. (a) Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Agent, each Purchaser and Seller hereby appoints as its agent Servicer, from time to time designated pursuant to Section 8.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the Contracts. Servicer shall set aside for the account of Seller and each Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 3.01 and 3.02 but shall not be required (unless otherwise requested by the Agent and subject to Section 3.08) to segregate the funds constituting such portions of such Collections, or to segregate the respective allocable shares of each Purchaser, prior to the remittance thereof in accordance with said Sections. If instructed by the Agent, Servicer shall segregate and deposit with a bank (which may be PNC Bank) designated by the Agent such allocable shares of Collections of Pool Receivables, set aside for Purchasers, on the first Business Day following receipt by Servicer of such Collections in immediately available funds. So long as no Termination Event or Purchase Termination Event shall have occurred and be continuing, while API is Servicer, Servicer may, in accordance with the Credit and Collection Policy,
(i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as it may reasonably determine to be appropriate to maximize Collections thereof, provided that, after giving effect to such extension of maturity the Aggregate Participation Amounts will not exceed the Participation Amounts Limit, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.03(a). Seller and Servicer shall hold in trust for each Purchaser all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

        (b) Servicer shall as soon as practicable following receipt turn over to Seller (or to such other Person as Seller shall designate) (i) that portion of Collections of Pool Receivables not representing Purchasers' Undivided Interest therein, less, in the event API is no longer Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicer's Fee received by it and (ii) the Collections of any Receivable which is not a Pool Receivable. Servicer, if other than API, shall as soon as practicable upon demand deliver to Seller all documents, instruments and records in its possession that evidence or relate to Receivables of Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables. Servicer's authorization under this Agreement shall terminate after the Commitment Termination Date, upon receipt by each Purchaser of an amount equal to such Purchaser's Total Investment plus accrued Earned Discount thereon plus all other amounts owed to Purchaser and Seller and (unless otherwise agreed to by the Agent and Servicer) Servicer under this Agreement.

        SECTION IX.03. Rights of the Agent. (a) At any time following the occurrence of a Termination Event, the Agent is hereby authorized to give notice to the Lock-Box Banks of the transfer to the Agent of dominion and control over the lock-box accounts to which the Obligors of Pool Receivables shall make payments, as set forth in the Lock-Box Agreement. Seller hereby transfers to the Agent, effective when the Agent shall give such notice to the Lock-Box Banks, the exclusive dominion and control over such lock-box accounts, and shall take any further action that the Agent may reasonably request to effect such transfer. Further, at any time the Agent may notify the Obligors of Pool Receivables, or any of them, of the ownership of Undivided Interests by the Agent, on behalf of the Purchasers.

        (b)  At any time after the occurrence of a Termination Event:

                (i) The Agent may direct the Obligors of Pool Receivables that are denominated in U.S. Dollars, or any of them, that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee.

                (ii) API shall, at the Agent's request and at API's expense, give notice of the ownership of the Pool Receivables that are denominated in U.S. Dollars by the Agent, on behalf of the Purchasers, to each said Obligor and direct that payments be made directly to the Agent or its designee.

                (iii) Seller shall, at the Agent's request, (A) assemble, or cause to be assembled, all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables that are denominated in U.S. Dollars, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables that are denominated in U.S. Dollars in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

                (iv) Each of each Purchaser and Seller hereby authorizes the Agent to take any and all steps in Seller's name and on behalf of Seller and any Purchaser necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing Seller's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

        SECTION IX.04. Responsibilities of Seller. Anything herein to the contrary notwithstanding:

        (a) Seller shall cause each Originator to perform all of its obligations under the Contracts related to the Pool Receivables generated by it and under the related purchase orders and other agreements to the same extent as if Undivided Interests had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not relieve Seller or any Originator from such obligations.

        (b) Neither the Agent nor any Purchaser shall have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements, nor shall any of them be obligated to perform any of the obligations of Seller or any Originator thereunder.

        (c) Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by any Purchaser (whether or not from Seller) in connection with any Receivable.

        SECTION IX.05. Further Action Evidencing Purchases. Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Undivided Interests purchased by the Agent, on behalf of the Purchasers, hereunder, or to enable any Purchaser or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, Seller will upon the request of the Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; (ii) mark conspicuously each Contract evidencing each Pool Receivable generated by it with a legend, acceptable to the Agent, evidencing that such Undivided Interests have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing any Pool Receivables and related Contracts with such legend. Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Assets now existing or hereafter arising in the name of Seller. If Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such Agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by Seller as provided in Section 12.01.

        SECTION IX.06. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to Seller or any Originator shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Pool Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

                                  ARTICLE X

                              TERMINATION EVENTS

        SECTION X.01. Termination Events. Each of the following events shall be a "Termination Event" hereunder:

        (a) (i) Servicer (if API) shall fail to perform or observe any term, covenant or agreement hereunder in its capacity as Servicer (other than as referred to in clause (ii) next following) and such failure shall remain unremedied for three Business Days or (ii) either Servicer (if API) or Seller shall fail to make any payment or deposit to be made by it hereunder when due; or

        (b) Any representation or warranty made or deemed to be made by Seller, any Originator or Servicer (or any of their respective officers) under or in connection with this Agreement, any other Agreement Document or any Periodic Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

        (c) Seller, API or any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Agreement Document on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Agent to Seller or API; or

        (d) A default shall have occurred and be continuing under or any instrument, contract, indenture or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $2,000,000 of, or guaranteed by, API or any Affiliate of any thereof, which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration and any notice of default required to permit acceleration shall have been given; or

        (e) The average of the Delinquency Ratios for any three successive Month End Dates exceeds 15%; or

        (f) An Event of Bankruptcy shall have occurred and remained continuing with respect to Seller, API, any Originator or any Affiliate of any thereof; or

        (g) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Seller or API to the Agent and Purchasers prior to the date of execution and delivery of this Agreement is pending against Seller, API or any Originator or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of clause (i) or (ii), in the reasonable opinion of the Agent is likely to materially adversely affect the financial position or business of Seller, API or any Originator or impair the ability of Seller, API or any Originator to perform its obligations under this Agreement or any other Agreement Document; or

        (h) The Aggregate Participation Amounts shall exceed the Participation Amounts Limit, or that portion of the Aggregate Purchasers' Investments that is funded in Approved Currencies other than U.S. Dollars exceeds the Foreign Currency Limit, or the aggregate Unpaid Balance of Receivables denominated in any Approved Currency is less than the sum of the Purchasers' Investments of each Undivided Interest funded in such Approved Currency; or

        (i) The average of the Default Ratios for any three successive Month End Dates exceeds 7.25%; or

        (j) There shall have occurred any event which materially adversely affects the collectability of the Pool Receivables or there shall have occurred any other event which materially adversely affects the ability of Seller, any Originator or Servicer to collect Pool Receivables or the ability of Seller, any Originator or Servicer to perform hereunder or under any other Agreement Document or the warranty in Section 6.01(i)(y) or 6.02(i)(y) shall not be true at any time; or

        (k) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of Seller or any Originator and such lien shall not have been released and such lien shall not have been released within 8 Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the assets of Seller or any Originator and such lien shall not have been released within 8 Business Days; or

        (l) One Person, or a group of Persons acting in concert that are unacceptable to the Agent or the Majority Purchasers obtain, in one or more transactions, control of more than 50% of the issued and outstanding shares of capital stock of API having the power to elect a majority of directors of API; or Seller or any Originator other than API ceases to be a wholly-owned Subsidiary of API; or

        (m) The average of the Dilution Ratios for any three successive Month End Dates exceeds 8%;

        (n) The average of the Net Charge-Off Ratios for any three successive Month End Dates exceeds 2%; or

        (o)     The Seller's Tangible Net Worth is less than $18,300,000; or

        (p)     A Purchase and Sale Termination Event occurs.

        SECTION X.02.  Remedies.

        (a) Optional Termination. Upon the occurrence of a Termination Event (other than a Termination Event described in subsection (f) or (h) of Section 9.01), the Agent shall, at the request, or may, with the consent, of the Majority Purchasers, by notice to Seller declare the Commitment Termination Date to have occurred.

        (b) Automatic Termination. Upon the occurrence of a Termination Event described in subsection (f) or (h) of Section 9.01, the Commitment Termination Date shall be deemed to have occurred automatically upon the occurrence of such event; provided however, that with respect to the occurrence of a Termination Event described in subsection (h) of Section 9.01 the settlement procedures described in Section 3.02 shall become applicable upon the occurrence of such event and no further Purchases or Reinvestments of Collections shall be made; and provided, further, that if the Aggregate Participation Amounts are reduced below the Participation Amounts Limit within one Business Day, and if no other Termination Event has occurred, then following such reduction, the Commitment shall be reinstated as if the Commitment Termination Date had not occurred upon the occurrence of such event.

        (c) Additional Remedies. Upon any termination of the facility pursuant to this Section 9.02, the Agent and each Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing the occurrence of a Termination Event shall not deny to any Purchaser any remedy in addition to termination of the Commitment to which such Purchaser may be otherwise appropriately entitled, whether at law or in equity.


                                  ARTICLE XI

                                  THE AGENT

        SECTION XI.01. Authorization and Action. Each Purchaser hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

        SECTION XI.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or the Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Agreement Document on the part of Seller, Servicer or any Originator or to inspect the property (including the books and records) of any Seller, Servicer or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Agreement Document or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION XI.03. Agent and Affiliates. With respect to any Undivided Interest held by PNC Bank, it shall have the same rights and powers under this Agreement as would a Purchaser if it were holding such Undivided Interest and may exercise the same as though it were not the Agent. PNC Bank and its Affiliates may generally engage in any kind of business with Seller, any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Seller, any Originator or any Obligor or any of their respective Affiliates, all as if PNC Bank were not the Agent and without any duty to account therefor to any Purchaser.

        SECTION XI.04. Indemnity. Each Purchaser agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, on a pro rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement and the other Agreement Documents, including the reimbursement of the Agent for all reasonable out-of-pocket expenses (including attorneys' fees) incurred by the Agent hereunder or in connection herewith or in enforcing the obligations of Seller, Servicer or any Originator under this Agreement and the other Agreement Documents, in all cases as to which the Agent is not reimbursed by the Seller or an Originator; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other Agreement Document, or to prosecute or defend any suit in respect of this Agreement or any other Agreement Document, unless indemnified to its satisfaction by the Purchasers against loss, costs, liability, and expense, which indemnity need not indemnify the Agent for its gross negligence or willful misconduct. If any indemnity in favor of the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. The Agent may delegate its duties hereunder to Affiliates, agents or attorneys-in-fact selected in good faith by the Agent.

        SECTION XI.05. Successor. The Agent may resign as such at any time upon at least thirty days' prior notice to the Seller and all Purchasers. If the Agent at any time shall resign, the Majority Purchasers may appoint a successor Agent; provided that, if such successor Agent is not a Purchaser, such successor Agent shall be reasonably acceptable to the Seller. If the Majority Purchasers do not make such appointment within thirty days, the retiring Agent shall appoint a new Agent from among the Purchasers or, if no Purchaser accepts such appointment, from among commercial banking institutions or trust institutions generally. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon become the Agent hereunder and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Agreement Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement and the other Agreement Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

        SECTION XI.06. Credit Decisions. Each Purchaser acknowledges that it has, independently of the Agent and each other Purchaser, and based on the financial information referred to in Sections 6.01(i) and 6.02(i) and such other documents, information, and investigations as it has deemed appropriate, made its own credit decision to make its Purchases from time to time. Each Purchaser also acknowledges that it will, independently of the Agent and each other Purchaser, and based on such other documents, information, and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or the other Agreement Documents.

        SECTION XI.07. Notices, etc. to Agent. The Agent shall give prompt notice to each Purchaser of each notice or request given to the Agent by Seller or Servicer pursuant to the terms of this Agreement and of each Termination Event or Unmatured Termination Event of which the Agent has actual knowledge. The Agent will promptly distribute to each Purchaser copies of all other communications and financial statements received by the Agent from Seller or API for distribution to the Purchasers by the Agent in accordance with the terms of this Agreement. The Agent shall not be deemed to have actual knowledge of any event unless an authorized corporate officer of the Agent whose duties include administration of this Agreement has discovered or has received actual notice of such event.


                                 ARTICLE XII

                      ASSIGNMENT OF UNDIVIDED INTERESTS

        SECTION XII.01. Assignments. Any Purchaser may assign its Commitment and any Undivided Interest owned by it to any other Person proposed by Purchaser and consented to by the Agent and the Seller, which consent shall not be unreasonably withheld, provided that such assignment (i) shall be in an amount at least equal to $5,000,000 and (ii) shall not result in more than six
(6) Purchasers. Within five Business Days after notice of such proposed assignment, Seller agrees to advise the Agent of its consent or non-consent thereto. All of the aforementioned assignments shall be upon such terms and conditions as the relevant Purchaser and the assignee may mutually agree. Each assigning Purchaser shall pay the Agent a fee of $3,500 in connection with each such assignment, which fee shall be payable on the effective date of such assignment.

        SECTION XII.02. Documentation. Each assignment by a Purchaser hereunder shall be evidenced by an Assignment.

        SECTION XII.03. Rights of Assignee. Upon the assignment of any Commitment and Undivided Interest (or portion thereof) from any Purchaser pursuant to this Article XI, the respective assignee receiving such assignment shall have all of the rights of a Purchaser hereunder with respect to such Undivided Interest (or portion thereof).

        SECTION XII.04. Assignment by Seller or API. Neither API nor Seller shall assign its rights or obligations under this Agreement and the other Agreement Documents without the prior written consent of the Agent and each Purchaser.


                                 ARTICLE XIII

                               INDEMNIFICATION

        SECTION XIII.01. Indemnities by Seller. Without limiting any other rights which any such Person may have hereunder or under applicable law, Seller hereby agree to indemnify each of the Agent, each Purchaser, PNC Bank, each of PNC Bank's Affiliates, their respective successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or any of the other Agreement Documents or the transactions contemplated thereby or the use of the proceeds by the Seller therefrom, including, without limitation, in respect of the ownership or funding of an Undivided Interest or in respect of any Receivable or any Contract, excluding, however, recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                (i) the transfer by Seller of any interest in any Receivable other than an Undivided Interest; (ii) the breach of any representation or warranty made by Seller (or any of its officers) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                (iii) the failure by Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

                (iv) the failure to vest and maintain vested in the Agent, for the benefit of the Purchasers, an undivided percentage ownership interest, to the extent of each Undivided Interest owned by it hereunder, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of a Purchaser or the Agent (when used in this clause (iv), an Adverse Claim shall include any lien for taxes whether accrued and payable or not), whether existing at the time of the Purchase of such Undivided Interest or at any time thereafter;

                (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase, Reinvestment or at any subsequent time, or the failure of the Agent's or the Purchasers' interests in Pool Receivables to be perfected as a result of the failure to comply with the Federal Assignment of Claims Act, the laws of any foreign jurisdiction or otherwise;

                (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                (vii) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable; or

                (viii) any tax or governmental fee or charge (but not including taxes upon or measured by net income), including withholding taxes, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Undivided Interest, or other interest in the Pool Receivables or in any goods which secure any such Pool Receivables. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Seller hereunder, such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall have the right, at its expense, to conduct or participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge.

        SECTION XIII.02. Indemnities by Servicer. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or related to (i) the fact that any representation or warranty made by Servicer (or any of its officers) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by Servicer pursuant hereto shall have been false or incorrect in any material respect when made or deemed made; (ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the collection or servicing thereof; (iii) any failure of the Servicer to perform its duties or obligations in accordance with Article VIII or any other provision hereof; or
(iv) the commingling of any Collections with other funds of Servicer.

        SECTION XIII.03. General Provisions. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

Notwithstanding anything to the contrary herein, an Indemnified Party shall refund to the Seller or Servicer, as the case may be, any amount received from the Seller or Servicer, as the case may be, for losses, damages, costs and expenses incurred by such Indemnified Party which a court of competent jurisdiction has found, in a final nonappealable order, resulted from such Indemnified Party's bad faith, gross negligence or willful misconduct (individually and not as a co-conspirator with Seller or any Affiliate thereof). Neither Seller nor Servicer shall be liable for any settlement of any claim or action effected without its written consent at a time when no Termination Event had occurred and was continuing, provided such consent was not unreasonably delayed or withheld. If for any reason the indemnification provided above in this Article XII is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless to the extent contemplated by such indemnification, then Seller or Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller or Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.


                                 ARTICLE XIV

                                MISCELLANEOUS

        SECTION XIV.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller or Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by (i) Seller, the Agent, Servicer and the Majority Purchasers (with respect to an amendment) or (ii) the Agent and the Majority Purchasers (with respect to a waiver or consent by them) or Seller and Servicer (with respect to a waiver or consent by them), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that, without the consent of each Purchaser, no such amendment or waiver shall (i) reduce the amount of, or change the date of payment of, any Earned Discount, any fee or such Purchaser's Outstanding Investment, (ii) extend the Commitment Termination Date, (iii) change the definition of Majority Purchasers or this proviso or
(iv) release any interest in Pool Receivables, except as expressly set forth herein. This

Agreement, together with the other Agreement Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

        SECTION XIV.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered, when received, (ii) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (iii) if sent by overnight delivery service, the next Business Day, and (iv) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Article I shall not be effective until received.

        SECTION XIV.03. No Waiver; Remedies. No failure on the part of the Agent, any Purchaser, Seller or Servicer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION XIV.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of Seller, the Agent, the Purchasers, Servicer and their respective successors and permitted assigns, and the provisions of Section 4.02 and Article XII shall inure to the benefit of the Affected

Parties and the Indemnified Parties, respectively, and their respective successors and assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, as no Undivided Interest shall be outstanding. The rights and remedies with respect to any breach of any representation and warranty made by Seller and Servicer pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 4.02 and 13.06 shall be continuing and shall survive any termination of this Agreement.

        SECTION XIV.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, except to the extent that the validity or perfection of the interests of the Agent or the Purchasers in the Receivables, or remedies hereunder in respect thereof, are governed by the laws of a jurisdiction other than the State of Illinois.

        SECTION XIV.06. Costs, Expenses and Taxes. In addition to its obligations under Article XII, Seller agrees to pay on demand:

        (a) all costs and expenses in connection with the preparation, execution and delivery of this Agreement, the other Agreement Documents and any other documents to be delivered hereunder, including, without limitation, any amendments, waivers, consents, supplements or other modifications to any Agreement Documents and the reasonable fees and expenses of counsel for the Agent, Purchasers and PNC Bank with respect thereto and all costs and expenses in connection with the administration (including periodic auditing) and enforcement of this Agreement or the Agreement Documents, including, without limitation, the reasonable fees and expenses of counsel, incurred by any Affected Party, including, those costs and expenses incurred with respect to advising the Agent, Purchasers, PNC Bank, PNC Bank's Affiliates and any other Affected Party as to their respective rights and remedies under this Agreement; and

        (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents to be delivered hereunder, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

        SECTION XIV.07. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.

        SECTION XIV.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

        SECTION XIV.09. Pledge of Demand Note. Seller hereby pledges, assigns and transfers to the Agent and grants to the Agent a first priority security interest in the Demand Note and all proceeds thereof in order to secure the prompt payment and performance of Seller's obligations hereunder. Seller hereby represents and warrants that the Demand Note and the proceeds thereof are free and clear of all other Adverse Claims. In the event that Seller fails to make any payment when due hereunder, including, without limitation, any amounts payable as deemed Collections pursuant to Section 3.04, the Agent may make a demand on API pursuant to the Demand Note in the amount of such payment. API hereby acknowledges and consents to the provisions of this Section 13.09.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Percentage          PNC BANK, NATIONAL ASSOCIATION,
40%                 as a Purchaser


                    By: /s/Richard T. Jander
                        ---------------------
                    Name Printed:  Richard T. Jander
                    Title:  Assistant Vice President
                    One PNC Plaza
                    249 Fifth Avenue
                    3rd Floor
                    Pittsburgh, Pennsylvania 15222-2707

                    with notice to:
                    PNC Bank, National Association
                    500 West Madison, Suite 3140
                    Chicago, Illinois  60606
                    Phone:  (312) 906-3440
                    Facsimile:  (312) 906-3420
                    Attention:  Richard T. Jander


                                                       Second Amended and
                                                       Restated Receivables
                                                       Purchase Agreement

Percentage          THE SANWA BANK, LIMITED,
20%                 as a Purchaser


                    By: /s/ Seiji Daito
                        ----------------------------
                    Name Printed: Seiji Daito
                    Title: Vice President Manager

                    10 South Wacker Drive, Ste. 3115
                    Chicago, Illinois  60606
                    Attention:  Seiji Daito
                    Phone:  (312) 368-3017
                    Facsimile:  (312) 346-6677



                                                       Second Amended and
                                                       Restated Receivables
                                                       Purchase Agreement

Percentage          SOCIETE GENERALE,
30%                 as a Purchaser


                    By: /s/ Joseph Philbin
                        ----------------------------
                    Name Printed: Joseph Philbin
                    Title: Vice President and Team Leader


                    By: /s/ Susan Hummel
                        ----------------------------
                    Name Printed: Susan Hummel
                    Title: Assistant Vice President


                    181 West Madison Street, Suite 3400
                    Chicago, Illinois  60602
                    Attention:  Susan Hummel
                    Phone:  (312) 578-5157
                    Facsimile:  (312) 578-5099


                                                       Second Amended and
                                                       Restated Receivables
                                                       Purchase Agreement

Percentage          HARRIS TRUST & SAVINGS BANK,
10%                 as a Purchaser


                    By: /s/ Andrew K. Peterson
                        ----------------------------
                    Name Printed: Andrew K. Peterson
                    Title: Vice President


                    111 West Monroe Street
                    Chicago, Illinois  60690
                    Attention:  Andrew K. Peterson
                    Phone:  (312) 461-6537
                    Facsimile:  (312) 461-2591



                                                       Second Amended and
                                                       Restated Receivables
                                                       Purchase Agreement

                    PNC BANK, NATIONAL ASSOCIATION,
                    as the Agent


                    By: /s/ Richard T. Jander
                        ---------------------------
                    Name Printed:  Richard T. Jander
                    Title:  Assistant Vice President
                    One PNC Plaza
                    249 Fifth Avenue
                    3rd Floor
                    Pittsburgh, Pennsylvania 15222-2707

                    Eurocurrency Office:
                    One PNC Plaza
                    249 Fifth Avenue
                    3rd Floor
                    Pittsburgh, Pennsylvania 15222-2707

                    with notice to:
                    PNC Bank, National Association
                    500 West Madison, Suite 3140
                    Chicago, Illinois  60606
                    Phone:  (312) 906-3440
                    Facsimile:  (312) 906-3420
                    Attention:  Richard T. Jander


                                                       Second Amended and
                                                       Restated Receivables
                                                       Purchase Agreement

                    APPLIED POWER INC.,
                    as initial Servicer


                    By: /s/ Douglas R. Dorszynski
                        -------------------------------
                    Name Printed: Douglas R. Dorszynski
                    Title: Vice President, Tax and
                           Treasurer

                    Address:  13000 W. Silver Spring Drive
                              Butler, Wisconsin 53007
                    Phone:  414/781-6600
                    Facsimile No.:  414/783-9790
                    Attention:  Treasurer



                    APPLIED POWER CREDIT CORPORATION,
                    as Seller


                    By: /s/ Douglas R. Dorszynski
                        -------------------------------
                    Name Printed: Douglas R. Dorszynski
                      Title:



                    Address:  13000 W. Silver Spring Drive
                              Butler, Wisconsin 53007
                    Phone:  414/781-6600
                    Facsimile No.:  414/783-9790
                    Attention:  Treasurer


                                                       Second Amended and
                                                       Restated Receivables
                                                       Purchase Agreement

                                                 DEFINITIONAL APPENDIX
                                         TO RECEIVABLES PURCHASE AGREEMENT



                                  SCHEDULE I

                                 DEFINITIONS


        1.1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings as indicated:

        "Adverse Claim" means a lien, security interest, charge, or encumbrance, or other right or claim of any Person other than (i) a potential claim or right (that has not yet been asserted) of a trustee appointed for an Obligor in connection with any Event of Bankruptcy or (ii) an unfiled lien for taxes accrued but not yet payable.

        "Affected Party" means each of each Purchaser, any permitted assignee of a Purchaser, the Agent, PNC Bank and any holding company of PNC Bank.

        "Affiliate" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

        "Affiliated Obligor" has the meaning set forth in the definition of "Net Pool Balance" in Section 2.07.

        "Agent" has the meaning set forth in the preamble.

        "Agent's Account" has the meaning set forth in Section 3.06.

        "Aggregate Participation Amounts" has the meaning set forth in Section 2.01.

        "Aggregate Purchasers' Investments" has the meaning set forth in
Section 2.03.

        "Agreement" means the Original Purchase Agreement for as long as it was in effect, and thereafter this Second Amended and Restated Receivables Purchase Agreement, as it may be further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

        "Agreement Documents" means this Agreement, the Purchase and Sale Agreement, the Demand Note, the Initial Purchaser Note, the Joinder Agreements and the other documents and instruments executed and delivered in connection with the transactions contemplated hereby.

        "Alternate Reference Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

                (a) the rate of interest most recently announced by PNC Bank at its principal office in Pittsburgh, Pennsylvania as its prime rate; and

                (b) the Federal Funds Rate (as defined below) most recently determined by PNC Bank plus 1.0%.

For purposes of this definition, "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

                (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by PNC Bank from three federal funds brokers of recognized standing selected by it.

The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest determined by PNC Bank in connection with extensions of credit.

        "API" has the meaning set forth in the preamble.

        "Approved Currency" means each of U.S. Dollars, French Francs, Dutch Guilders, British Pounds Sterling, German Deutschemarks, Japanese Yen and Canadian Dollars.

        "Authorized Financial Officer" of a Person means the chief financial officer, chief accounting officer, controller, treasurer, assistant treasurer or vice president - finance of such Person.

        "Assignment" means an assignment, in substantially the form of Exhibit IA, by which a Purchaser's Commitment (or portion thereof) or its interest in Undivided Interests previously purchased hereunder may be assigned, with such changes as to which the assigning Purchaser, the related assignee and the Agent may agree. "Authorized Agent" with respect to any foreign Originator means an officer of such Originator or an Affiliate thereof that has been authorized by such Originator through the granting of a power of attorney or otherwise, to execute and deliver documents on behalf of such Originator.

        "Bank Rate" has the meaning set forth in Section 2.07.

        "Business Day" means a day on which both (a) the Agent at its principal office in Pittsburgh, Pennsylvania is open for business and (b) commercial banks in New York City are not authorized or required to be closed for business.

        "BWC" means Barry Wright Corporation, a Massachusetts corporation.

        "Calterm" means, Calterm, Inc., a Nevada corporation.

        "Capital Lease" means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

        "Collections" means, with respect to any Receivable, all funds which either (a) are received by Seller, any Originator or Servicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Seller, any Originator or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to
Section 3.03 or 3.04; provided that, prior to such time as API shall cease to be the Servicer, late payment charges, collection fees and extension fees shall not be deemed to be Collections.

        "Commitment" has the meaning set forth in Section 1.01.

        "Commitment Fee" has the meaning set forth in Section 4.01(b).

        "Commitment Termination Date" has the meaning set forth in Section
1.02.

        "Computation Period" means any period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter. "Conditions Precedent" has the meaning set forth in Section 5.02.

        "Concentration Limit" has the meaning set forth in the definition of "Net Pool Balance" in Section 2.07.

        "Consolidated Interest Expense" means, for any period, the consolidated interest expense of API and its Subsidiaries for such period, as determined in accordance with GAAP and in any event including, without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptances, net costs under interest rate protection agreements and the portion of any Capital Leases allocable to consolidated interest expense.

        "Consolidated Net Income" means, for any period, all amounts which, in conformity with GAAP, would be included under net income on a consolidated income statement of API and its Subsidiaries for such period.

        "Contract" means a contract between an Originator and any Person, or an invoice from an Originator to any Person, in one of the forms of contracts or invoices, as appropriate, set forth in Exhibit IC or otherwise approved by the Agent, pursuant to or under which such Person shall be obligated to make payments to an Originator from time to time.

        "Credit and Collection Policy" means those credit and collection policies and practices relating to Contracts and Receivables described in
Exhibit ID, as modified without violating Section 7.03(c).

        "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all obligations of such Person in respect of Hedging Arrangements, (g) all Suretyship Liabilities of such Person and

(h) all Debt (as defined above) of any partnership in which such Person is a general partner. The amount of the Debt of any Person in respect of Hedging Arrangements shall be deemed to be the unrealized net loss position of such Person thereunder (determined for each counterparty individually, but netted for all Hedging Arrangements maintained with such counterparty).

        "Debt to Capital Ratio" means the ratio of (a) Funded Debt to (b) Total Capital.

        "Default Ratio" means the percentage that (x) the aggregate Unpaid Balance of all Defaulted Receivables denominated in U.S. Dollars directly invoiced by a domestic Originator as of a Month End Date was of (y) the aggregate Unpaid Balance of all Pool Receivables denominated in U.S. Dollars directly invoiced by a domestic Originator as of such Month End Date.

        "Defaulted Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for sixty (60) days from the original due date for such payment, (ii) as to which the obligor thereof is the obligor on any other Defaulted Receivable or with regard to which an Event of Bankruptcy has occurred and remains continuing, (iii) as to which payments have been extended, or the terms of payment thereof rewritten, without the Agent's consent or (iv) which, consistent with the Credit and Collection Policy, would be written off Seller's or an Originator's books as uncollectible.

        "Delinquent Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for thirty (30) days or more from the original due date for such payment; or (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by Seller or an Originator.

        "Delinquency Ratio" means the percentage that (x) the aggregate Unpaid Balances of all Delinquent Receivables denominated in U.S. Dollars directly invoiced by a domestic Originator as of a Month End Date was of (y) the aggregate Unpaid Balance of all Pool Receivables denominated in U.S. Dollars directly invoiced by a domestic Originator as of such Month End Date.

        "Demand Note" means the demand promissory note in the original principal amount of $18,300,000 issued by API to Seller.

        "Designated Obligor" means, at any time, all Obligors of any Originator except any such Obligor as to which the Agent, on behalf of the Majority Purchasers, has, at least three Business Days prior to the date of determination, given notice to Servicer that such Obligor shall not be considered a Designated Obligor. "Determination Date" means with respect to any Purchase or Reinvestment, or any other calculation of the Dollar Amount, the date that is two Business Days prior to the date of such Purchase, Reinvestment or calculation.

        "Dilution Ratio" means the percentage that (x) the aggregate amount of credits, offsets, reductions, discounts or adjustments to the Unpaid Balance of Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Originator granted or allowed by the Originators, or any of them, during a month was of (y) the Unpaid Balance of all Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Originator as of the Month End Date for such month.

        "Discount Rate" has the meaning set forth in Section 2.07.

        "Dollar Amount" means:

                (a) with respect to U.S. Dollars or an amount denominated in U.S. Dollars, such amount; and

                (b) with respect to an amount of any other Approved Currency or an amount denominated in such Approved Currency, the amount of U.S. Dollars into which the Agent could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of Approved Currency at its spot rate of exchange (inclusive of all related costs of conversion) applicable to the relevant transaction at or about 8:00 a.m., Pittsburgh time, on the applicable Determination Date for the delivery of U.S. Dollars on the applicable date contemplated in this Agreement.

        "Dollars" or "U.S. Dollars" means dollars in lawful money of the United States of America.

        "Earned Discount" has the meaning set forth in Section 2.05.

        "Eligible Receivable" means, at any time and with respect to any Undivided Interest, a Receivable evidenced by a Contract:

                (i) which, if the perfection of the Agent's (for the benefit of the Purchasers) undivided ownership interests therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, constitutes an account or general intangible as defined in the Uniform Commercial Code as in effect in such jurisdiction;

                (ii) the primary Obligor of which is not an Affiliate of API, and, if such Receivable is denominated in U.S. Dollars, is either a United States resident or is listed on Schedule IA; (iii) the Obligor of which is a Designated Obligor;

                (iv) the Obligor of which is not the Obligor of any Defaulted Receivable, the Unpaid Balance of which exceeds 25% of the aggregate Unpaid Balance of all Receivables of such Obligor;

                (v)  which is not a Defaulted Receivable;

                (vi) with regard to which the warranty in Section 6.01(l) is true and correct;

                (vii) if such Receivable is denominated in U.S. Dollars, the balance of which is required to be paid within the number of days of the original billing date therefor set forth opposite the name of the Originator that generated such Receivable on Schedule IB, unless the Unpaid Balance of such Receivable, when combined with the Unpaid Balance of all other Pool Receivables denominated in U.S. Dollars that are the subject of extended terms, does not exceed 27% of the aggregate Unpaid Balance of all Eligible Receivables denominated in U.S. Dollars;

                (viii) the sale of an Undivided Interest in which does not contravene or conflict with any law or require the consent of the related Obligor;

                (ix) which is denominated and payable only in U.S. Dollars drawn on an account in the United States or in another Approved Currency;

                (x) which arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of such Obligor);

                (xi) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such Receivable;

                (xii) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Agent may from time to time specify to Seller following thirty days' notice;

                (xiii) the face amount of which does not include any amounts representing sales tax;

                (xiv) as to which the Agent has not notified Seller that the Required Purchasers have determined, in their sole discretion, that such Receivable (or class of Receivables) is not acceptable for purchase hereunder; and

                (xv) that has been sold to Seller by an Originator pursuant to the Purchase and Sale Agreement, and has been included as an "Eligible Receivable" on a Monthly Report delivered pursuant thereto.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurocurrency Rate (Reserve Adjusted)" means, with respect to any Undivided Interest (or portion thereof) for any Yield Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

        Eurocurrency Rate          =           Eurocurrency Rate
        (Reserve Adjusted)                      1-Eurocurrency
                                                Reserve Percentage

where: "Eurocurrency Rate" means, with respect to any Undivided Interest (or portion thereof) for any Yield Period, the rate per annum at which deposits in the currency of such Undivided Interest in immediately available funds are offered to the Eurocurrency Office of the Agent two Eurocurrency Business Days prior to the beginning of such Yield Period by major banks in the major interbank eurodollar market as at or about 10:00 a.m., Pittsburgh time, for delivery on the first day of such Yield Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the related Purchasers' Investments of such Undivided Interest (or such portion) for such Yield Period. "Eurocurrency Business Day" means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are open for business in New York City. "Eurocurrency Office" shall mean the office of the Agent designated as such with its signature hereto and, thereafter, such other office or offices of the Agent (as designated from time to time by notice from the Agent to Seller) which shall be funding the Undivided Interests of the Agent hereunder or such other office or offices through which the Agent determines the Eurocurrency Rate. A Eurocurrency Office of the Agent may be, at the option of the Agent, either a domestic or foreign office. "Eurocurrency Reserve Percentage" means, with respect to each Yield Period, the then applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors (or any successor) that prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

        "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

        (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

        (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

        "Fiscal Quarter" means any fiscal quarter of a Fiscal Year.

        "Fiscal Year" means the fiscal year of API and its Subsidiaries, which period shall be the 12-month period ending on

August 31 of each year.

        "Fixed Charge Coverage Ratio" means, for any Computation Period, the ratio of

        (a)     the sum of

                (i)     Consolidated Net Income for such period,

        plus

                (ii) the aggregate amount deducted in respect of federal, state, local and foreign income taxes in determining such Consolidated Net Income,

        plus

                (iii)     Consolidated Interest Expense for such period,

        plus

                (iv) the aggregate amount deducted in respect of leases that were not Capital Leases in determining such Consolidated Net Income,

        plus

                (v) the aggregate amount deducted in respect of amortization of intangible assets (including goodwill) in determining such Consolidated Net Income, to

        (b)     the sum of

                (i)     Consolidated Interest Expense for such period,

        plus

                (ii) the aggregate amount deducted in respect of leases that were not Capital Leases in determining such Consolidated Net Income.

        "Foreign Currency Limit" has the meaning set forth in Section 1.03(d).

        "Foreign Receivables Limit" has the meaning set forth in Section
1.03(e).

        "Funded Debt" of any Person at any date of determination means the sum of all Debt described in clauses (a) and (b) of the definition of "Debt".

        "GAAP" means those U.S. generally accepted accounting principles applied in the preparation of the audited financial statements referred to in
Section 6.02(i).

        "GB" means GB Electrical, Inc., a Wisconsin corporation.

        "Hedging Arrangement" means any interest rate swap, cap or collar agreement, currency swap agreement or other arrangement designed to hedge interest rate and/or currency risk.

        "Indemnified Amounts" has the meaning set forth in Section 12.01.

        "Indemnified Party" has the meaning set forth in Section 12.01.

        "Investment" means, with respect to any Person:

                (a) any loan or advance made by such Person to any other Person; and

                (b) any capital contribution made by such Person to, or ownership or similar interest held by such Person in, any other Person.

        The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        "Joinder Agreement" has the meaning set forth in the Purchase and Sale Agreement.

        "Liquidation Day" for any Undivided Interest means any of (i) each day which occurs on or after the date designated by the Agent to Seller to be the "Liquidation Commencement Date", provided such date is designated on at least one Business Day's notice during a time when any of the conditions set forth in Section 5.02 are not satisfied, (ii) each day which occurs on or after the Commitment Termination Date for such Undivided Interest, or (iii) each day which occurs thirty days after Seller shall have given written notice to the Agent that Seller no longer wishes to sell undivided interests in the Receivables Pool to the Agent, for the benefit of Purchasers. There shall be no Liquidation Day for any Undivided Interest after it shall equal zero.

        "Liquidation Period" means one or more contiguous Liquidation Days.

        "Liquidations" means for any period, the Collections of an Originator for such period.

        "Lock-Box Account" means any account located at a Lock-Box Bank to which Collections are sent that is the subject of a Lock-Box Agreement.

        "Lock-Box Agreement" means an agreement, in substantially the form of
Exhibit IE, executed by Seller and a Lock-Box Bank.

        "Lock-Box Bank" means any of the banks holding one or more lock-box accounts for receiving Collections from Pool Receivables that are denominated in U.S. Dollars and payable by Obligors located in the United States.

        "Loss Reserve" has the meaning set forth in Section 2.04.

        "Majority Purchasers" means Purchasers having aggregate Percentages in excess of 67%.

        "Month End Date" has the meaning set forth in Section 3.04.

        "Monthly Report" has the meaning set forth in Section 1.3 of the Purchase and Sale Agreement.

        "Net Charge-Off Ratio" means the percentage that (x) the aggregate net charge-offs and net write-offs of Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Originator recognized during any month was of (y) Liquidations of Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Originator during such month.

        "Net Pool Balance" has the meaning set forth in Section 2.07.

        "Obligor" means a Person obligated to make payments pursuant to a Receivable.

        "Original Purchase Agreement" has the meaning set forth in Paragraph 1 of the Background.

        "Originator" means any of the entities listed on Schedule III to the Purchase and Sale Agreement.

        "Outstanding Investment" has the meaning set forth in Section 2.03.

        "Participation Amounts" with respect to any Undivided Interest at any time means the sum of Purchasers' Investments and the Loss Reserve with respect to such Undivided Interest at such time.

        "Participation Amounts Limit" has the meaning set forth in Section 1.03(b).

        "Percentage" with respect to any Purchaser, means the percentage set forth for such Purchaser on the signature page hereto, as it may be adjusted from time to time pursuant to an Assignment.

        "Periodic Report" means a report, in substantially the form of Exhibit IF, furnished by Servicer to the Agent for each Purchaser pursuant to Section 3.05.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "PNC Bank" has the meaning set forth in the preamble.

        "Pool Receivable" means a Receivable in the Receivables Pool.

        "Purchase" means a purchase by the Agent, on behalf of the Purchasers, of an Undivided Interest from Seller pursuant to Article II; it being understood, that a Reinvestment is not a "Purchase".

        "Purchase and Sale Agreement" means the Purchase and Sale Agreement, dated as of February 28, 1997, among Seller, API and the Originators, as it may be amended, supplemented or otherwise modified from time to time.

        "Purchase Limit" has the meaning set forth in Section 1.03(a).

        "Purchase Termination Event" means any failure to satisfy the condition set forth in Section 5.02.

        "Purchaser" has the meaning set forth in the preamble.

        "Purchasers' Investments" has the meaning set forth in Section 2.03.

        "Purchasers' Share" has the meaning set forth in Section 2.08.

        "Receivable" means any right to payment from an obligor, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of products by an Originator in the ordinary course of its business, and includes the right to payment of any interest or finance charges and other obligations of such obligor with respect thereto.

        "Receivables Pool" means at any time all then outstanding Receivables which (i) were generated by an Originator in the ordinary course of business, and (ii) as to which the Obligors thereunder are Designated Obligors. If, with respect to any Undivided Interest, a Receivable is a Pool Receivable on the day immediately preceding the Termination Date for such Undivided Interest, such Receivable shall continue to be considered a Pool Receivable with respect to such Undivided Interest at all times thereafter.

        "Recourse Amount" has the meaning set forth in Section 3.04.

        "Recourse Percentage" means the greater of (i) 16% and (ii) three times the highest Default Ratio that has occurred during the preceding 12 successive months.

        "Recourse Unpaid Balances" has the meaning set forth in Section 3.04.

        "Regulatory Change" means, relative to any Affected Party

        (a) any change in (or the adoption, implementation, phase-in or commencement of effectiveness of) any

                (i) United States federal or state law or foreign law applicable to such Affected Party;

                (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause
        (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

                (iii) generally accepted accounting principles or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

       (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

        "Reinvestment" means the purchase of additional undivided interests that are added to a related Undivided Interest with proceeds of Collections that initially were applied to reduce such

Undivided Interest pursuant to Section 3.01.

        "Related Security" means, with respect to any Pool Receivable: (i) all of Seller's and any Originator's right, title and interest in and to all security agreements or other agreements that relate to such Pool Receivable;
(ii) all of Seller's and any Originator's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (iv) all UCC financing statements covering any collateral securing payment of such Pool Receivable; and (v) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise. The interest of the Purchasers' in any Related Security is only to the extent of the Purchasers' Undivided Interest, as more fully described in the definition of an Undivided Interest.

        "Remaining Collections" has the meaning set forth in Section
3.01(a)(ii).

        "Reporting Date" has the meaning set forth in Section 3.05.

        "Repurchase Termination Date" for any Undivided Interest means that Business Day which Seller designates, or, if any of the Conditions Precedent in Section 5.02 are not satisfied (other than the absence of an Unmatured Termination Event), such Business Day which the Agent designates, as the Repurchase Termination Date for such Undivided Interest by notice to the Agent (if Seller so designates) or to Seller (if the Agent so designates) at least one Business Day prior to such Business Day.

        "Scheduled Commitment Termination Date" has the meaning set forth in
Section 1.02.

        "Seller" has the meanings set forth in the preamble.

        "Servicer" means at any time the Person then authorized pursuant to Article VIII to service, administer and collect Pool Receivables.

        "Servicer Transfer Event" has the meaning set forth in Section
8.01(a).

        "Servicer's Fee" has the meaning set forth in Section 2.06.

        "Settlement" means the payments and other actions provided for on the last day of each Settlement Period.

        "Settlement Date" means the last day of each Yield Period.

        "Settlement Period" for any Undivided Interest means each period commencing on the first day of each Yield Period for such Undivided Interest and ending on the last day of such Yield Period, and, on and after the Termination Date for such Undivided Interest, such period (including, without limitation, a daily period) as shall be selected from time to time by the Agent or, in absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period; provided, however, that with respect to any Yield Period of one day as described in clause (ii) of the proviso clause of the definition of "Yield Period", the related Settlement Period shall be the first day following such Yield Period.

        "Shareholders' Equity" means, at any date of determination, all amounts which would be included under shareholders' equity on a consolidated balance sheet of API and its Subsidiaries or Applied Power S.A. and its Subsidiaries, as the case may be.

        "Special Concentration Limit" has the meaning set forth in the definition of "Net Pool Balance" in Section 2.07.

        "Subsidiary" means a corporation of which a Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

        "Successor Notice" has the meaning set forth in Section 8.01(a).

        "Suretyship Liability" means any agreement, undertaking or other contractual arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability (including accounts payable) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability guaranteed thereby.

        "Tangible Net Worth" means tangible net worth as determined in accordance with GAAP.

        "Termination Date" for any Undivided Interest means the earlier of (i) the Repurchase Termination Date for such Undivided Interest and (ii) the Commitment Termination Date.

        "Termination Event" has the meaning set forth in Section 9.01.

        "Total Capital" at any date of determination means the sum of

        (a)     Funded Debt,

plus
        (b) all federal, state, local and foreign income taxes carried as deferred income taxes in accordance with GAAP on the consolidated balance sheet of API and its Subsidiaries,

plus

        (c)     Shareholders' Equity of API and its Subsidiaries.

        "Total Investment" has the meaning set forth in Section 2.03.

        "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

        "Undivided Interest" has the meaning set forth in Section 2.01.

        "Unmatured Termination Event" means any event which, with the giving of notice or lapse of time, or both, would become a Termination Event.

        "Unpaid Balance" of any Receivable means at any time the unpaid amount thereof (but excluding all late payment charges, delinquency charges, and extension or collection fees to the extent such charges or fees, if collected, would not be Collections).

        "WLI" means Wright Line Inc., a Massachusetts corporation.

        "Yield Period" means with respect to any Undivided Interest (or portion thereof) (i) prior to the Termination Date, the period, commencing on the date of the initial Purchase of such Undivided Interest or on the prior Settlement Date, as the case may be, of one, two or three months, as designated by the notice by Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 12:00 noon (Pittsburgh time) four Business Days prior to such date of Purchase or Settlement Date, except that if the Agent shall not have received such notice prior to such day, such period shall be one month; and (ii) after the Termination Date, such number of days as the Agent shall select; provided, however, that (I) any such Yield Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (unless the related Undivided Interest shall be accruing Earned Discount at a rate determined by reference to the Eurocurrency Rate (Reserve Adjusted), in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the next preceding Business Day); (II) in the case of Yield Periods of one day for any Undivided Interest, (A) the initial Yield Period shall be the day of the related Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) any Yield Period of one day which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day; and (III) in the case of any Yield Period for any Undivided Interest which commences before the Termination Date for such Undivided Interest and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Undivided Interest shall be of such duration as shall be selected by the Agent. The "related" Yield Period for any Undivided Interest at any time means the Yield Period pursuant to which Earned Discount is then accruing for such Undivided Interest.

        1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

        1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                                 SCHEDULE ID

                                 Pricing Grid


------------------------------------------------------------------------------------------------------
                    Pricing           Pricing          Pricing           Pricing          Pricing
                    Level I          Level II         Level III         Level IV          Level V
------------------------------------------------------------------------------------------------------
 Debt to        LESS THAN 40%     GREATER THAN     GREATER THAN OR   GREATER THAN     GREATER THAN OR
 Capital                          OR EQUAL TO      EQUAL TO 45% BUT  OR EQUAL TO      EQUAL TO 55%
 Ratio                            40% BUT LESS     LESS THAN 50%     50% BUT LESS
                                  THAN 45%                           THAN 55%
------------------------------------------------------------------------------------------------------
 Spread              0.30%            0.375%            0.425%           0.475%            0.625%
------------------------------------------------------------------------------------------------------
 Commitment          .125%             0.15%            0.175%            0.20%            0.225%
 Fee Rate
------------------------------------------------------------------------------------------------------